Exhibit 10.1

LOAN AGREEMENT

Dated as of May 14, 2018

Between

THE ENTITIES LISTED ON SCHEDULE I-A,

as Borrower

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Lender

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ARTICLE IV – REPRESENTATIONS AND WARRANTIES		53
Section 4.1	Borrower Representations	53
4.1.1	Organization	53
4.1.2	Proceedings	54
4.1.3	No Conflicts	54
4.1.4	Litigation	54
4.1.5	Agreements	54
4.1.6	Title	55
4.1.7	Solvency	55
4.1.8	Full and Accurate Disclosure	56
4.1.9	ERISA	56
4.1.10	Compliance	57
4.1.11	Financial Information	57
4.1.12	Condemnation	57
4.1.13	Federal Reserve Regulations	57
4.1.14	Utilities and Public Access	57
4.1.15	Not a Foreign Person	58
4.1.16	Separate Lots	58
4.1.17	Assessments	58
4.1.18	Enforceability	58
4.1.19	No Prior Assignment	58
4.1.20	Insurance	58
4.1.21	Use of Property	58
4.1.22	Certificate of Occupancy; Licenses	59
4.1.23	Flood Zone	59
4.1.24	Physical Condition	59
4.1.25	Boundaries	59
4.1.26	Leases and Major Contracts	59
4.1.27	Survey	60
4.1.28	Inventory	60
4.1.29	Filing and Recording Taxes	60
4.1.30	Special Purpose Entity/Separateness	61
4.1.31	Management Agreement	65
4.1.32	Illegal Activity	65
4.1.33	No Change in Facts or Circumstances; Disclosure	65
4.1.34	Investment Company Act	65
4.1.35	Embargoed Person	65
4.1.36	Principal Place of Business; State of Organization	66
4.1.37	Environmental Representations and Warranties	66
4.1.38	Cash Management Account	66
4.1.39	Taxes	67
4.1.40	Ground Lease	67
4.1.41	Operating Lease	69
4.1.42	Residency Agreement	69
4.1.43	Third-Party Payors’ Programs	69
4.1.44	Labor Matters	69

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Section 4.2	Survival of Representations	69

ARTICLE V – BORROWER COVENANTS		69
Section 5.1	Affirmative Covenants	69
5.1.1	Existence; Compliance with Legal Requirements	70
5.1.2	Taxes and Other Charges	71
5.1.3	Litigation	71
5.1.4	Access to the Properties	71
5.1.5	Notice of Default	71
5.1.6	Cooperate in Legal Proceedings	72
5.1.7	Perform Loan Documents	72
5.1.8	Award and Insurance Benefits	72
5.1.9	Further Assurances	72
5.1.10	Principal Place of Business, State of Organization	72
5.1.11	Financial Reporting	73
5.1.12	Business and Operations	75
5.1.13	Title to the Properties	75
5.1.14	Costs of Enforcement	75
5.1.15	Estoppel Statement	76
5.1.16	Loan Proceeds	76
5.1.17	Performance by Loan Party	76
5.1.18	Confirmation of Representations	76
5.1.19	Environmental Covenants	76
5.1.20	Residency Agreements, Leasing Matters and Major Contracts	78
5.1.21	Alterations	79
5.1.22	Operation of Property	79
5.1.23	Embargoed Person	80
5.1.24	Payment of Obligations	80
5.1.25	Taxes	80
5.1.26	Ground Leases	81
5.1.27	Operating Lease	83
Section 5.2	Negative Covenants	83
5.2.1	Operation of Property	83
5.2.2	Liens	84
5.2.3	Dissolution	84
5.2.4	Change In Business	84
5.2.5	Debt Cancellation	84
5.2.6	Zoning	84
5.2.7	No Joint Assessment	84
5.2.8	Intentionally Omitted	84
5.2.9	ERISA	84
5.2.10	Transfers	85
5.2.11	Ground Lease	87
5.2.12	Operating Lease	88

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION;		88
Section 6.1	Insurance	88

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Section 6.2	Casualty	92
Section 6.3	Condemnation	92
Section 6.4	Restoration	93

ARTICLE VII – RESERVE FUNDS		97
Section 7.1	Required Repairs	97
7.1.1	Deposits	97
7.1.2	Release of Required Repair Funds	97
Section 7.2	Tax and Insurance Escrow Fund	98
Section 7.3	Replacements and Replacement Reserve	99
7.3.1	Replacement Reserve Fund	99
7.3.2	Disbursements from Replacement Reserve Account	99
7.3.3	Performance of Replacements	100
7.3.4	Replacement Reserve Fund	103
7.3.5	Balance in the Replacement Reserve Account	103
Section 7.4	Intentionally Omitted	103
Section 7.5	Ground Lease Reserve	103
7.5.1	Deposits to Ground Lease Fund	103
7.5.2	Release of Ground Lease Reserve Fund	103
Section 7.6	Excess Cash Flow Reserve Fund	104
7.6.1	Deposits to Excess Cash Flow Reserve Fund	104
7.6.2	Release of Excess Cash Flow Reserve Funds	104
Section 7.7	Reserve Funds, Generally	104

ARTICLE VIII – DEFAULTS		105
Section 8.1	Event of Default	105
Section 8.2	Remedies	109
Section 8.3	Remedies Cumulative; Waivers	110

ARTICLE IX – SPECIAL PROVISIONS		110
Section 9.1	Secondary Market Transaction	110
9.1.1	Sale of Notes and Secondary Market Transaction	110
9.1.2	Secondary Market Transaction Costs	112
9.1.3	Uncross of Properties	112
Section 9.2	Intentionally Omitted	112
Section 9.3	Exculpation	113
Section 9.4	Matters Concerning Manager	116
Section 9.5	Servicer	117

ARTICLE X – MISCELLANEOUS		117
Section 10.1	Survival	117
Section 10.2	Lender’s Discretion	118
Section 10.3	Governing Law	118
Section 10.4	Modification, Waiver in Writing	119
Section 10.5	Delay Not a Waiver	119
Section 10.6	Notices	120
Section 10.7	Trial by Jury	121

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SCHEDULES

Schedule I-A	–	Individual Borrowers

Schedule I-B	–	OpCo Managers

Schedule II-A	–	Rent Roll

Schedule II-B	–	Major Contracts

Schedule III	–	Required Repairs - Deadlines for Completion

Schedule IV	–	Organizational Chart of Borrower

Schedule V	–	Release Amounts

Schedule VI	–	Environmental Repairs Requirements

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of May 14, 2018 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179 (“Lender”) and THE ENTITIES LISTED ON SCHEDULE I-A, each either a Delaware limited liability company or Delaware limited partnership, having its principal place of business at c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 45th Floor, New York, New York 10105 (each, an “Individual Borrower” and collectively, “Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I – DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” shall mean a counterparty to the Interest Rate Cap Agreement (or the guarantor of such counterparty’s obligations) that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, (i) a long-term unsecured debt rating of not less than “A+” by S&P and a short-term senior unsecured debt rating of at least “A-1” from S&P, (ii) a long-term unsecured debt rating of not less than “A1” from Moody’s, and (iii) a long-term unsecured debt rating of at least “A” by Fitch (and not on Rating Watch Negative) and a short-term unsecured debt rating of at least “F1” by Fitch (and not on Rating Watch Negative); provided, however, that (I) so long as neither SMBC Capital Markets, Inc. nor its credit support party (which shall be either Sumitomo Mitsui Banking Corporation or SMBC Derivative Products Limited) is downgraded by S&P or Moody’s from the long and short term ratings issued by such Rating Agencies below the above rating (as applicable) or its ratings as of the date hereof and SMBC Capital Markets, Inc. (with Sumitomo Mitsui Banking Corporation or SMBC Derivative Products Limited, as applicable, as its credit support party) and either Sumitomo Mitsui Banking Corporation or SMBC Derivative Products Limited provides a full guaranty of all of the obligations of SMBC Capital Markets, Inc. under the applicable Interest

Rate Cap Agreement pursuant to a guaranty in form and substance reasonably acceptable to Lender, then SMBC Capital Markets, Inc. (with Sumitomo Mitsui Banking Corporation or SMBC Derivative Products Limited, as applicable, as its credit support party) will be an Acceptable Counterparty, and (II) so long as Wells Fargo Bank, N.A. is not downgraded by S&P or Moody’s below its long and short-term ratings as of the date hereof, Wells Fargo Bank, N.A. shall be an Acceptable Counterparty.

“Additional Insolvency Opinion” shall mean a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date reasonably satisfactory in form and substance to Lender and is delivered by counsel reasonably satisfactory to Lender.

“Adjusted Release Amount” shall mean, for each Individual Property, the sum of (I)(a) the Release Amount for such Individual Property plus (b) fifteen percent (15%) of the Release Amount for such Individual Property plus (II) the Debt Yield Cure Payment, to the extent applicable.

“Affected Property” shall have the meaning set forth in Section 9.1.3 hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean OpCo Manager.

“Agent” shall mean Wells Fargo Bank, National Association, or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Allocated Loan Amount” shall have the meaning set forth in Section 9.1.3 hereof.

“Alternate Rate Index” shall mean a floating rate index (a) that is commonly accepted by market participants in CMBS loans as an alternative to the LIBOR Rate Index and (b) that is publicly recognized by the International Swaps and Derivatives Association (ISDA) as an alternative to the LIBOR Rate Index; provided that in no event will the Alternate Rate Index be less than zero.

“Alternate Rate” shall mean, with respect to each Interest Period, the per annum rate of interest of the Alternate Rate Index determined as of the Determination Date immediately preceding the commencement of such Interest Period, plus the Alternate Rate Spread; provided that in no event will the Alternate Rate be less than zero. Notwithstanding the foregoing, in no event shall the interest rate for the Alternate Rate Loan be less than the LIBOR Rate Floor plus the Spread under the LIBOR Rate Loan.

“Alternate Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Alternate Rate.

“Alternate Rate Spread” shall mean, in connection with any conversion of the Loan from (A) a LIBOR Rate Loan to an Alternate Rate Loan, the difference (expressed as the number of basis points) of (a) the LIBOR Rate Index plus the Spread as of the Determination Date for which the LIBOR Rate Index was last applicable to the Loan minus (b) the Alternate Rate Index as of such Determination Date, and (B) a Prime Rate Loan to an Alternate Rate Loan, the difference (expressed as the number of basis points) of (a) the LIBOR Rate Index plus the Spread as of the Determination Date for which the LIBOR Rate Index was last applicable to the Loan minus (b) the Alternate Rate Index as of the Determination Date that the Prime Rate Index was last applicable to the Loan ; provided, however, that in either such case, if such difference is a negative number, then the Alternate Rate Spread shall be zero; provided, further however, that (a) if the Loan is an Alternative Rate Loan immediately prior to the commencement of the Interest Period with respect to the seventh (7th) Payment Date (i) the Alternative Rate Spread will be increased by fifty (50) basis points for the Interest Period applicable to the seventh (7th) Payment Date and any Payment Date following such Payment Date, and (ii) if the Loan is an Alternative Rate Loan immediately prior to the commencement of the Interest Period with respect to the tenth (10th) Payment Date, the Alternative Rate Spread will be increased by an additional fifty (50) basis points for the Interest Period applicable to the tenth (10th) Payment Date and any Payment Date following such Payment Date.

“Annual Budget” shall mean the operating budget for the Properties prepared by Borrower in accordance with Section 5.1.11(d) hereof for the applicable Fiscal Year or other period.

“Applicable Rate” shall mean (i) the LIBOR Rate for so long as the Loan is a LIBOR Rate Loan, (ii) the Alternate Rate for so long as the Loan is an Alternate Rate Loan or (iii) the Prime Rate for so long as the Loan is a Prime Rate Loan.

“Applicable Spread” shall mean (i) the Spread for so long as the Loan is a LIBOR Rate Loan, (ii) the Alternate Rate Spread for so long as the Loan is an Alternate Rate Loan or (iii) the Prime Rate Spread for so long as the Loan is a Prime Rate Loan.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Approved Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Morningstar or any other nationally-recognized statistical rating agency which, in each case, has been approved by Lender.

“Assignment of Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.7(a) hereof.

“Assignment of Management Agreement” shall mean, collectively, the Assignment of Management Agreement (Holiday) and Assignment of Management Agreement (OpCo Manager).

“Assignment of Management Agreement (Holiday)” shall mean, with respect to each Individual Property, that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, OpCo Manager and Holiday Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement (OpCo Manager)” shall mean, with respect to each Individual Property, that certain Assignment of Management Agreement and Assignment of Management Fees, dated as of the date hereof, among Lender, Operating Lessee and OpCo Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bail-in Action” shall have the meaning set forth in Section 10.25 hereof.

“Bail-in Legislation” shall have the meaning set forth in Section 10.25 hereof.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code, or any other Federal, state, local or foreign bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code, or any other Federal, state, local or foreign bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code, or any other Federal, state, local or foreign bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due or to take action in furtherance of any of the foregoing.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state, local or foreign bankruptcy or insolvency law.

“Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(f) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of Lender, or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs).

“Cash Management Account” shall have the meaning set forth in Section 2.6.2 hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Operating Lessee, Lender, OpCo Manager, Holiday Manager, Mezzanine Lender, Mezzanine Borrower and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Event” shall mean the occurrence of: (a) an Event of Default; (b) any Bankruptcy Action of an Individual Borrower, Operating Lessee or Manager; or (c) a Debt Yield Trigger Event; or (d) any Mezzanine Event of Default.

“Cash Sweep Event Cure” shall mean (a) if the Cash Sweep Event is caused solely by the occurrence of a Debt Yield Trigger Event, the achievement of a Debt Yield Cure , (b) if the Cash Sweep Event is caused by an Event of Default, the acceptance by Lender of a cure of such Event of Default (which cure Lender is not obligated to accept and may reject or accept in its sole and absolute discretion), (c) if the Cash Sweep Event is caused by a Bankruptcy Action of Manager, if Borrower replaces the Manager with a Qualified Manager under a Replacement Management Agreement, or (d) if the Cash Sweep Event is caused solely by a Mezzanine Event of Default, such Mezzanine Event of Default has been cured in accordance with the terms of the related Mezzanine Loan Documents; provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents, and (ii) Borrower shall have paid all of Lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including, reasonable attorney’s fees and expenses. For the avoidance of doubt, in no event shall Borrower have the right to cure a Cash Sweep Event caused by a Bankruptcy Action of an Individual Borrower.

“Cash Sweep Period” shall mean each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the Payment Date next occurring following the related Cash Sweep Event Cure, or (b) until payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties, (b) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (c) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director”, (d) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director” or (v) any other reason for which the prior written consent of Lender shall have been obtained.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Cold Spring Property” shall have the meaning set forth in Section 4.1.16.

“Commercial Leases” shall have the meaning set forth in Section 4.1.26 hereof.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Section 2.7 Taxes or branch profits Section 2.7 Taxes.

“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of the date hereof, among each Individual Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, but not limited to, and/or Breakage Costs) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, the scheduled principal and interest payments due under this Agreement and the Note.

“Debt Yield” shall mean, as of any date of determination, the percentage obtained by dividing:

(a) the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for such period as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Properties, or (ii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of 3% of Gross Income from Operations and (2) the actual management fees incurred, and (B) Replacement Reserve Fund contributions equal to an annual amount for all Properties of $350 per year for each Unit; and

(b) the outstanding principal balance of the Loan and the Mezzanine Loan taking into account any voluntary prepayments made by Borrower following the end of the applicable calendar quarter but prior to the date on which the quarterly financial report is submitted pursuant to Section 5.1.11(c).

“Debt Yield Cure” shall mean (a) no Event of Default or Mezzanine Loan Default shall be continuing and (b) the achievement of a Debt Yield of 8.33% for the two (2) consecutive calendar quarters immediately preceding the date of determination based upon the trailing three (3) month period immediately preceding such date of determination annualized.

“Debt Yield Cure Payment” shall have the meaning set forth in Section 2.5.2(e) hereof.

“Debt Yield Trigger Event” shall mean a Debt Yield of less than 8.33% on any date of determination for the calendar quarter immediately preceding the date of such determination, based upon the trailing three (3) month period immediately preceding such date of determination annualized, as determined in good faith by Lender.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) five percent (5%) above the Interest Rate.

“Determination Date” shall mean, (i) with respect to any Interest Accrual Period that occurs while the Loan is a LIBOR Rate Loan, the date that is two (2) London Business Days prior to the first day of such Interest Period, (ii) with respect to any Interest Period that occurs while the Loan is a Prime Rate Loan or an Alternate Rate Loan, the date that is two (2) Business Days prior to the first day of such Interest Period.

“EEA Financial Institution” shall have the meaning set forth in Section 10.25.

“EEA Member Country” shall have the meaning set forth in Section 10.25.

“EEA Resolution Authority” shall have the meaning set forth in Section 10.25.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts (or subaccounts thereof) maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa2” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s), or (b) Wells Fargo Bank, National Association, provided that the rating by S&P and the other Approved Rating Agencies for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of the same does not decrease below the ratings in effect as of the Closing Date.

“Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower, any Loan Party or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Enforcement Action” shall have the meaning set forth in Section 9.3(c).

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health or the environment. “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. “Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: (a) conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of any Individual Property; (b) requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of any Individual Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; (c) imposing conditions or requirements in connection with permits or other authorization for lawful activity; (d) relating to nuisance, trespass or other causes of action related to any Individual Property; (e) relating to wrongful death, personal injury resulting from environmental conditions or exposure to Hazardous Substances or (f) property or other damage in connection with any environmental condition or use of Hazardous Substances at any Individual Property.

“Environmental Liens” shall have the meaning set forth in Section 5.1.19 hereof.

“Environmental Report” shall have the meaning set forth in Section 4.1.37 hereof.

“Equipment” shall mean, with respect to each Individual Property, any equipment now owned or hereafter acquired by Borrower, which is used at or in connection with the Improvements or such Individual Property or is located thereon or therein, including (without limitation) all Gaming Equipment, all machinery, equipment, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired by Borrower and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of the Borrower’s or Guarantor’s controlled group, under common control with the Borrower or Guarantor, within the meaning of Section 414 of the Code.

“ERISA Event” shall mean shall mean (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”); (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such

Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower, the Guarantor, or any ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower, the Guarantor, or any ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(e) of the Internal Revenue Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of the Borrower, the Guarantor, or any ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Internal Revenue Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA or (j) the receipt by the Borrower, the Guarantor, or any ERISA Affiliate of any notice concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA) or in “endangered” or “critical status” (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA).

“Essex Property” shall mean that certain Individual Property commonly known as 20 North 12th Street, Lemoyne, Pennsylvania 17043.

“EU Bail-in Legislation Schedule” shall have the meaning set forth in Section 10.25 hereof.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.6 hereof.

“Excess Cash Flow Reserve Fund” shall have the meaning set forth in Section 7.6 hereof.

“Excluded Taxes” shall mean any of the following Section 2.7 Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) Section 2.7 Taxes imposed on or measured by net income (however denominated), franchise Section 2.7 Taxes, and branch profits Section 2.7 Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Section 2.7 Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Section 2.7 Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Section 2.7 Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Section 2.7 Taxes attributable to such Lender’s failure to comply with Section 2.7(e) and (d) any U.S. federal withholding Section 2.7 Taxes imposed under FATCA.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(i) of the Code.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixtures” shall mean, with respect to each Individual Property, all Equipment now owned, or the ownership of which is hereafter acquired, by Borrower which is so related to the Land and the Improvements forming part of the Individual Property in question that it is deemed fixtures or real property under applicable Legal Requirements, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration, decoration or repair of or installation on the applicable Individual Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Improvements or the Land, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Borrower’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions or any of the foregoing and the proceeds thereof.

“Force Majeure” shall mean a delay solely due to acts of God, Governmental Authority restrictions, stays, judgments, orders, decrees (so long as no such Governmental Authority restrictions, stays, judgments, orders or decrees are the result of a violation of

Borrower’s covenants pursuant to this Agreement), enemy actions, terrorist activities, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials, in each case which are beyond the reasonable control of Borrower. In no event shall Borrower’s lack of funds constitute a Force Majeure event. Any period of Force Majeure shall apply only to such Person’s performance of the obligations necessarily affected by such circumstance and efforts to minimize the effect and duration thereof, and in no event, shall such period extend for more than sixty (60) days from the first occurrence of the applicable Force Majeure event (provided, the occurrence of a subsequent Force Majeure event shall have the effect of extending each timeframe for any obligation hereunder that is said to be subject to such Force Majeure, and not solely the first such timeframe immediately following the occurrence of such subsequent event (so long as such subsequent period shall not extend beyond sixty (60) days from the occurrence of such subsequent Force Majeure event); provided that Borrower shall have notified Lender of any Force Majeure promptly following the occurrence thereof (and in no event more than five (5) Business Days following the occurrence thereof)).

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by the Borrower, the Guarantor or any ERISA Affiliate.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is not subject to U.S. law and is maintained or contributed to by the Borrower, the Guarantor or any ERISA Affiliate.

“Full Replacement Cost” shall have the meaning set forth in Section 6.1(a)(i) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report, consistently applied with such changes and modifications as Lender may reasonable approve

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence having jurisdiction or authority over any Individual Property, any Borrower, Operating Lessee or Manager.

“Grantor Trust” shall mean a grantor trust as defined in Subpart E, Part I of Subchapter J of the Code.

“Gross Income from Operations” shall mean, during any period, all income as reported on the financial statements delivered by Borrower in accordance with this Agreement, computed in accordance with GAAP, derived from the ownership and operation of the Properties from whatever source during such period, including, but not limited to, (i) Rents from Tenants that are in occupancy, open for business and paying full contractual rent without right of offset or credit, (ii) utility charges, (iii) escalations, (iv) forfeited security deposits, (v) interest on credit accounts, (vi) service fees or charges, (vii) license fees, (viii) parking fees, (ix) rent concessions or credits, (x) income from vending machines, (xi) business interruption or other loss of income or rental insurance proceeds, (xii) other required pass-throughs and (xii) interest on Reserve Accounts, if any, but excluding (i) Rents from month-to-month Tenants, Tenants during a free-rent period, or Tenants that are included in any Bankruptcy Action, (ii) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (iii) refunds and uncollectible accounts, (iv) sales of furniture, fixtures and equipment, (v) Insurance Proceeds (other than business interruption or other loss of income or rental insurance), (vi) Awards, (vii) forfeited or unforfeited security deposits, (viii) utility and other similar deposits, (ix) any disbursements to Borrower from the Reserve Funds, if any, (x) payments made to Borrower pursuant to the Interest Rate Cap Agreement. Gross income shall not be diminished as a result of the Mortgages or the creation of any intervening estate or interest in the Properties or any part thereof and (xi) the MILO rent.

“Ground Lease” shall mean (a) that certain Ground Lease, dated as of August 19, 1998, between Masonic Hill Corporation of Santa Clara, as lessor and Matrix Properties, Inc., as tenant, as the same may have been or may be assigned, amended, restated, replaced or otherwise modified from time to time and (b) that certain Ground Lease, dated as of November 17, 2013 between Rocky Hill Holdings LLC, as landlord and Rocky Hills Retirement Residence LLC, as tenant, as the same may have been or may be assigned, amended, restated, replaced or otherwise modified from time to time.

“Ground Lease Property” shall mean those certain Individual Properties demised by a Ground Lease.

“Ground Lease Reserve Account” shall have the meaning set forth in Section 7.5.1 hereof.

“Ground Lease Reserve Fund” shall have the meaning set forth in Section 7.5.1 hereof.

“Ground Lessor” shall mean the lessor under each Ground Lease.

“Ground Rent” shall have the meaning set forth in Section 7.5.1 hereof.

“Guarantor” shall mean New Senior Investment Group, Inc., a Delaware corporation.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guaranty (Payment)” shall mean that certain Guaranty Agreement (Payment), dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” shall include but are not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

“Health Care Authorities” shall mean any Governmental Authority or fiscal intermediary having jurisdiction over the ownership, operation, use or occupancy of any Individual Property as an independent living facility or other health care facility.

“Health Care Licenses” shall mean, all certificates of need, certifications, governmental licenses, permits, regulatory agreements, or other agreements, including certificates of operation, completion and occupancy, and state licenses required to operate an independent living facility or similar facility or other licenses required by Health Care Authorities, if any, for the legal use, occupancy and operation of each Individual Property which are necessary to operate each Independent Property as currently used, occupied and operated

“Health Care Requirements” shall mean, with respect to the Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, standards, policies, judgments, decrees and injunctions or agreements, in each case regulating the establishment, construction, ownership, operation, use or occupancy of such Property or any part thereof in accordance with its Health Care License, if applicable, and all material permits, licenses and authorizations and regulations relating thereto, including all material rules, orders, regulations and decrees of and agreements with Health Care Authorities as pertaining to such Property, whether now existing or coming into effect after the date hereof.

“Hidden Lake Property” shall mean that certain Individual Property commonly known as 400 Madrona Avenue Southeast, Salem, Oregon 97302.

“Holiday Manager” shall mean Holiday AL Management Sub LLC and/or its Affiliates, if the context requires, a Qualified Manager who is managing the Properties or any Individual Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss;(g) obligations under PACE Loans and (h) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean Lender and, its designee, (whether or not it is the Lender), any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Mortgages is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including, but not limited to, investors or prospective investors in a Secondary Market Transaction, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” shall mean (a) Section 2.7 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnifying Person” shall mean each of Borrower and Guarantor.

“Independent Director” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(a) a member, partner, equityholder, manager, director, officer or employee of Borrower or any of its equityholders or Affiliates (other than serving as an Independent Director of Borrower or an Affiliate of Borrower that does not own a direct or indirect interest in Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);

(b) a creditor, supplier or service provider (including provider of professional services) to Borrower or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower that does not own a direct or indirect interest in Borrower shall be qualified to serve as an Independent Director of the Borrower, provided that the fees that such individual earns from serving as an Independent Director of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.

“Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by an Individual Borrower (or leased pursuant to a Ground Lease) and encumbered by a Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of each Mortgage and referred to therein as the “Property”.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Locke Lord LLP in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Period” shall mean, in connection with the calculation of interest accrued with respect to any specified Payment Date, including the Maturity Date, the period commencing on and including the fifteenth (15th) day of the prior calendar month and ending on and including the fourteenth (14th) day of the calendar month in which such Payment Date occurs; provided, however, the initial Interest Period shall be the period commencing on the Closing Date, and ending on and including May 14, 2018.

“Interest Rate” shall mean the rate at which the outstanding principal amount of the Loan bears interest from time to time in accordance with Section 2.2.3 hereof.

“Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements (together with the confirmation and schedules relating thereto) acceptable to Lender, between an Acceptable Counterparty and Borrower (or an IR Cap Borrower on behalf of and for the benefit of Borrower) obtained by Borrower as and when required pursuant to Section 2.2.7 hereof. After delivery of a Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement, as applicable, and such Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement, as applicable, shall be subject to all requirements applicable to the Interest Rate Cap Agreement.

“IR Cap Borrower” shall have the meaning set forth in Section 2.2.7(a) hereof.

“Lease” shall mean any lease (other than any Ground Lease and the Operating Lease), sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the any Individual Property by or on behalf of an Individual Borrower, including, any Commercial Lease and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof (including Health Care Requirements), whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto (including, without limitation, all licenses), and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“LIBOR Rate Index” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded up to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on “Thomson Reuters ICE LIBOR# Rates – LIBOR01” (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Thomson Reuters ICE LIBOR# Rates – LIBOR01 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Thomson Reuters ICE LIBOR# Rates – LIBOR01 as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Thomson Reuters ICE LIBOR# Rates – LIBOR01 as of 11:00 a.m., London time, on such Determination Date, Lender (or Servicer, on Lender’s behalf) shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender (or Servicer, on Lender’s behalf) shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. The LIBOR Rate Index shall be determined conclusively by Lender or its agent. Notwithstanding the foregoing, in no event shall the LIBOR Rate Index be less than the LIBOR Rate Floor.

“LIBOR Rate Floor” shall mean 0.50% per annum.

“LIBOR Rate” shall mean a fluctuating rate per annum equal to the LIBOR Rate Index plus the Spread; provided, however, in no event shall the LIBOR Rate Index be deemed to be less than the LIBOR Rate Floor.

“LIBOR Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the LIBOR Rate.

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, PACE Loan or any other encumbrance, charge or transfer of, on or affecting any Individual Borrower, any Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Guaranty (Payment), the Lockbox Agreement, the Cash Management Agreement, the Interest Rate Cap Agreement, the Assignment of Interest Rate Cap Agreement, the Contribution Agreement and all other documents executed and/or delivered in connection with the Loan.

“Loan Party” shall mean, individually or collectively, as the context requires, Borrower, OpCo Managers, and Operating Lessee.

“Lockbox Account” shall have the meaning set forth in Section 2.6.1(a) hereof.

“Lockbox Agreement” shall mean that certain Deposit Account Control Agreement (Soft Lockbox) dated the date hereof among Borrower, Lender, Operating Lessee and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Lockbox Account.

“Lockbox Bank” shall mean the clearing bank which establishes, maintains and holds the Lockbox Account, which shall be an Eligible Institution.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Major Contract” shall mean, with respect to an Individual Property, (i) any management, brokerage or leasing agreement, or (ii) any maintenance, service or other contract or agreement of any kind of a material nature (materiality for these purposes mean contracts with required annual payments in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) and which are not cancelable on thirty (30) days’ or less notice without requiring the payment of termination fees or payments of any kind)), in either case entered into by or on behalf of any Individual Borrower or Operating Lessee and relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of any Individual Property.

“Management Agreement” shall mean the Management Agreement (Holiday) and Management Agreement (OpCo Manager).

“Management Agreement (Holiday)” shall mean, with respect to each Individual Property, the Sub-Management Agreement, dated as of the date hereof, entered into by and between OpCo Manager and Holiday Manager, pursuant to which Holiday Manager is to provide management and other services with respect to such Individual Property, or, if the context requires, a Qualified Manager who is managing the such Individual Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement, in each case as the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.

“Management Agreement (OpCo Manager)” shall mean, with respect to each Individual Property, the Master Management Agreement, dated as of the date hereof entered into by and between OpCo Manager and Operating Lessee, pursuant to which OpCo Manager is to provide management and other services with respect to such Individual Property, or, if the context requires, a Qualified Manager who is managing the such Individual Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement, in each case as the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.

“Manager” shall mean, individually or collectively as the context may require, Holiday Manager and OpCo Manager.

“Material Action” means with respect to any Special Purpose Entity, to file any insolvency, or reorganization case or proceeding, to institute proceedings to have such Special Purpose Entity be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Special Purpose Entity, to file a petition seeking, or consent to, reorganization or relief with respect to such Special Purpose Entity under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Special Purpose Entity or a substantial part of its property, to make any assignment for the benefit of creditors of such Special Purpose Entity, or to take action in furtherance of any of the foregoing.

“Material Adverse Effect” shall mean, in Lender’s reasonable judgment, any event or condition that has a material adverse effect on (a) the use, operation, or value of any Individual Property, (b) the business, profits, operations or financial condition of Borrower, Principal, Operating Lessee, or Guarantor (c) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s, Principal’s, Operating Lessee’s or Guarantor’s other obligations under the Loan Documents, or (d) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the rights, interests and remedies of Lender under any Loan Document.

“Maturity Date” shall mean May 9, 2019 or such earlier date on which the final payment of the Note becomes due and payable as therein or herein provided whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Adjusted Release Amount” shall mean the “Adjusted Release Amount” as defined in the Mezzanine Loan Agreement.

“Mezzanine Borrower” shall mean, collectively, NIC 12 Owner LLC and NIC 13 Owner LLC, each a Delaware limited liability company, together with their respective successors and permitted assigns.

“Mezzanine Deposit Account” shall mean the “Deposit Account” as defined in the Mezzanine Loan Agreement.

“Mezzanine Leasehold Pledgor” shall mean Needle Interco Parent LLC, a Delaware limited liability company, together with it successors and permitted assigns.

“Mezzanine Lender” shall mean JPMorgan Chase Bank, National Association, a banking association chartered under the laws of the United States of America, together with its successors and assigns.

“Mezzanine Loan” shall mean that certain loan made as of the date hereof by Mezzanine Lender to Mezzanine Borrower in the original principal amount of Ninety-Five Million Dollars ($95,000,000.00).

“Mezzanine Loan Agreement” shall mean that certain Mezzanine Loan Agreement, dated as of the date hereof, between Mezzanine Borrower and Mezzanine Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Mezzanine Loan Debt” shall mean “Debt” as defined in the Mezzanine Loan Agreement.

“Mezzanine Loan Default” shall mean an “Event of Default” under the Mezzanine Loan Documents.

“Mezzanine Loan Documents” shall mean all documents evidencing the Mezzanine Loan and all documents executed and/or delivered in connection therewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Note ” shall mean that certain Mezzanine Promissory Note, dated the date hereof, made by Mezzanine Borrower in favor of Mezzanine Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Mezzanine Pledgor” shall mean NIC 12 Owner LLC and NIC Owner 13 LLC, each, a Delaware limited liability company, and NIC 13 Durham Regent Inc. and NIC 13 Jordan Oaks Inc., each a Delaware corporation, and Mezzanine Leasehold Pledgor, in each case, together with it successors and permitted assigns.

“Monthly Debt Service Payment Amount” shall mean, on each Payment Date, the amount of interest which accrues on the Loan for the related Interest Period.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Morningstar Credit Ratings, LLC.

“Mortgage” shall mean, with respect to each Individual Property, that certain first priority Mortgage (or Deed of Trust or Deed to Secure Debt), Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Borrower and Operating Lessee to Lender as security for the Loan and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which the Borrower, any Loan Party Guarantor or any ERISA Affiliate could have any obligation or liability, contingent or otherwise.

“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower, and Loan Party, Guarantor or any ERISA Affiliate and at least one Person other than the Borrower, any Loan Party, Guarantor and the ERISA Affiliates, or (b) was so maintained, and in respect of which the Borrower, Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“New Note” shall have the meaning set forth in Section 9.1.3 hereof.

“Note” shall mean that certain Consolidated, Amended and Restated Promissory Note, dated the date hereof, in the principal amount of $625,000,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Obligations” shall mean Borrower’s obligation to pay the Debt and perform its obligations under the Note, this Agreement and the other Loan Documents.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner, managing member or sole member of Borrower, as applicable.

“OpCo Manager” means each of the entities listed on Schedule I-B hereto.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Properties that are incurred on a regular monthly or other periodic basis, including without limitation, ground rent, bad debt, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures and contributions to the Reserve Funds.

“Operating Lease” shall mean that certain Master Lease and Security Agreement, dated as of the date hereof, by and among the Individual Borrowers party thereto as landlord and the Operating Lessee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Operating Lessee” shall mean Needle Interco Tenant LLC, a Delaware limited liability company.

“Operating Rent” shall mean all rent and other amounts due to Borrower under the Operating Lease.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Other Connection Taxes” shall mean Section 2.7 Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Section 2.7 Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Obligations” shall have the meaning as set forth in the Mortgages.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Section 2.7 Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Section 2.7 Taxes that are Other Connection Taxes imposed with respect to an assignment.

“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to any Individual Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against such Individual Property.

“Parent REIT” shall mean a Person that owns a direct or indirect equity interest in Borrower that qualifies or intends to qualify as a real estate investment trust pursuant to Sections 856 through 860 of the Code.

“Participant Register” shall have the meaning set forth in Section 9.1.1(f) hereof.

“Payment Date” shall mean the ninth (9th) day of each calendar month during the term of the Loan, or if such date is not a Business Day, the immediately preceding Business Day.

“PBGC” shall have the meaning assigned to that term in the definition of ERISA Event.

“Permitted Encumbrances” shall mean, with respect to each Individual Property, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to such Individual Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent or Taxes the validity of which is being contested in good faith by appropriate proceedings in accordance with the Loan Documents, (d) all easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting such Individual Property, that are, in each case, necessary for the use and operation of such Individual Property and do not or would not have a Material Adverse Effect and (e) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of such Individual Property or Borrower’s ability to repay the Loan.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, or any of its Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, any agency or instrumentality of the United States of America shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Approved Rating Agency to any securities as evidenced in writing, other than (a) unsecured senior debt obligations of the U.S. Treasury (direct or fully funded obligations), U.S. Department of Housing and Urban Development public housing agency bonds, Federal Housing Administration debentures, Government National Mortgage Association guaranteed mortgage-backed securities or participation certificates, RefCorp debt obligations and SBA-guaranteed participation certificates and guaranteed pool certificates and (b) Farm Credit System consolidated systemwide bonds and notes, Federal Home Loan Banks’ consolidated debt obligations, Freddie Mac debt obligations, and Fannie Mae debt obligations (1) rated at least “A-1” by S&P, if such obligations mature in sixty (60) days or less, or rated at least “AA-”, “A-1+” or “AAAm” by S&P, if such obligations mature in 365 days or less and (2)(A) if it has a term of thirty (30) days or less, the short-term obligations of which are rated in the highest short-term rating category by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s, (B) if it has a term of three (3) months or less, but more than thirty (30) days, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated at least “A1” by Moody’s, (C) if it has a term of six (6) months or less, but more than three (3) months, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated at least “Aa3” by Moody’s, and (D) if it has a term of more than six (6) months, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated “Aaa” by Moody’s;

(ii) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (a) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (b) in one of the following Moody’s rating categories: (1) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (2) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (3) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (4) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”, or such other ratings acceptable to Lender and (c) in one of the following DBRS rating categories: (1) for maturities less than three months, a short term rating by DBRS of R-1 (high) and (2) for maturities greater than three months, a long-term rating by DBRS of AAA;

(iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (“FDIC”);

(iv) commercial paper rated (a) “A–1+” (or the equivalent) by S&P and having a maturity of not more than 90 days, (b) in one of the following Moody’s rating categories: (i) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (ii) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (iii) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (iv) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1” and (c) in one of the following DBRS rating categories: (i) for maturities less than six months, a short-term rating by DBRS of R-1(high) and for maturities greater than six months, a long-term rating by DBRS of AAA;

(v) any money market funds that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from S&P and Moody’s; and

(vi) such other investments acceptable to Lender.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Approved Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (iii) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code); and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) so long as Guarantor is a Public Vehicle (i) any Transfer in the public securities markets of any interest in Guarantor, or (ii) the issuance by Guarantor of additional stock (except in connection with a merger or acquisition or corporate reorganization) (including by creation of a new class or series of stock) and the subsequent Transfer of such stock on any nationally or internationally recognized stock exchange, and (d) Transfers or disposal of Equipment that is either being replaced or which is no longer necessary in connection with the operation of the Properties, provided that such Transfer or disposal is in the ordinary course and would not reasonably be expected to and does not have a Material Adverse Effect and provided, further, that any new Equipment acquired by or on behalf of Borrower (and not so disposed of) shall be subject to the Lien of the Mortgage, it being agreed that Borrower shall execute and deliver, or cause to be executed and delivered to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect Lender’s security interest in any such new building Equipment, as Lender may reasonably require.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage with respect to each Individual Property.

“Plan” shall mean a Single Employer Plan, a Multiple Employer Plan or a Multiemployer Plan.

“Plan Asset Regulations” shall have the meaning set forth in Section 5.2.9(b)(i) hereof.

“Policies” shall have the meaning set forth in Section 6.1(b) hereof.

“Policy” shall have the meaning set forth in Section 6.1(b) hereof.

“Prime Rate” shall mean a fluctuating rate per annum equal to the Prime Rate Index plus the Prime Rate Spread; provided, however, in no event shall the LIBOR Rate Index be deemed to be less than the Prime Rate Floor.

“Prime Rate Index” shall mean the annual rate of interest publicly announced by JPMorgan Chase Bank, National Association, in New York, New York, as its base rate, as such rate shall change from time to time. If JPMorgan Chase Bank, National Association, ceases to announce a base rate, Prime Rate Index shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index. Notwithstanding the foregoing, in no event shall Prime Rate Index be less than the Prime Rate Floor.

“Prime Rate Floor” shall mean 0.05%.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean, in connection with the conversion of the Loan from a LIBOR Rate Loan to a Prime Rate Loan, the difference (expressed as the number of basis points) of (a) the LIBOR Rate Index plus the Spread as of the Determination Date for which the LIBOR Rate Index was last applicable to the Loan minus (b) the Prime Rate as of such Determination Date; provided, however, that if such difference is a negative number, the Prime Rate Spread shall be zero ; provided, further, however, that (a) if the Loan is a Prime Rate Loan immediately prior to the commencement of the Interest Period with respect to the seventh (7th) Payment Date (i) the Prime Rate Spread will be increased by 50 basis points for the Interest Period applicable to the seventh (7th) Payment Date and any Payment Date following such Payment Date, and (ii) if the Loan is an Prime Rate Loan immediately prior to the commencement of the Interest Period with respect to the tenth (10th) Payment Date the Prime Rate Spread will be increased by an additional 50 basis points for the Interest Period applicable to tenth (10th) Payment Date and any Payment Date following such Payment Date.

“Principal” shall mean the Special Purpose Entity that is the general partner of an Individual Borrower or other Loan Party, if such Individual Borrower or other Loan Party is a limited partnership, or the managing member of an Individual Borrower or other Loan Party, if such Individual Borrower or other Loan Party is a limited liability company other than a single-member Delaware limited liability company.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement, to the extent the same is encumbered by a Mortgage and has not been released therefrom pursuant to the terms hereof.

“Provided Information” shall mean any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Operating Lessee, Guarantor and/or Manager.

“Public Vehicle” shall mean a Person whose securities are listed and traded on the New York Stock Exchange, the NYSE American, NASDAQ or any other nationally recognized exchange and shall include a majority owned subsidiary of any such Person or any operating partnership through which such Person conducts all or substantially all of its business.

“Qualified Manager” shall mean either (a) Holiday Manager; (b) OpCo Manager; or (c) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Properties, provided, that, if required by Lender, Borrower shall have obtained, if such entity is an Affiliate of Borrower, an Additional Insolvency Opinion in form acceptable to Lender.

“Rate Conversion” shall have the meaning set forth in Section 2.2.7(g) hereof.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Morningstar.

“Register” shall have the meaning set forth in Section 9.1.1(f) hereof.

“Release” of any Hazardous Substance includes but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“Release Amount” shall mean for an Individual Property the amount set forth on Schedule V hereto.

“Release Debt Yield” shall have the meaning set forth in Section 2.5.2(e) hereof.

“Remediation” includes but is not limited to any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.

“Rents” shall mean, with respect to each Individual Property, all rents (including percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to such Individual Property, all amounts, fees, or charges payable by an resident under a Residency Agreement, including, without limitation, charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Borrower (or to the Manager for the account of Borrower) under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to such Individual Property.

“Replacement Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements, acceptable to Lender, from an Acceptable Counterparty with terms substantially similar to the Interest Rate Cap Agreement except that the same shall be effective as of the date required in Section 2.2.7(c).

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by the applicable Loan Party and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Required Repair Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repair Fund” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, the Excess Cash Flow Reserve Fund, the Ground Lease Reserve Fund and any other escrow fund established by the Loan Documents.

“Residency Agreement” shall mean, each residential living agreement, entered into by or on behalf of Borrower or Operating Lessee, with a resident for residency and services at an Individual Property.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration Threshold” shall have the meaning set forth in Section 6.4(a) hereof.

“Restricted Party” shall mean collectively, (a) Borrower, Principal, Mezzanine Borrower, Mezzanine Leasehold Pledgor, Mezzanine Pledgor, any other Loan Party, and any Affiliated Manager and (b) any Guarantor, any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of, Borrower, any Guarantor, any Affiliated Manager or any non-member manager but, with respect to clause (b), excluding any shareholders or owners of stock or equity interest in a Public Vehicle.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Satisfactory Search Results” shall mean the results of credit history check, litigation, lien, bankruptcy, judgment and other similar searches with respect to the applicable transferee and its applicable affiliates, in each case, (i) revealing no matters which would have a material adverse effect on Borrower’s or any other Loan Party’s financial condition, the value of the applicable Individual Property or such Individual Property’s Net Operating Income; (ii) demonstrating that any transferee is not an Embargoed Person and (iii) yielding results which are otherwise acceptable to Lender in its reasonable discretion.

“Secondary Market Transaction” shall have the meaning set forth in Section 9.1.1.

“Section 2.7 Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Servicer” shall have the meaning set forth in Section 9.5 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Similar Law” shall have the meaning set forth in Section 4.1.9(b) hereof.

“Single Employer Plan” shall mean a single employer plan, as defined in Section 3(41) or Section 4001(a)(15) of ERISA, as applicable, that (a) is maintained for employees of the Borrower, Guarantor, any Loan Party or any ERISA Affiliate and no Person other than the Borrower, Guarantor, any Loan Party and the ERISA Affiliates, or (b) was so maintained, and in respect of which the Borrower, Guarantor, any Loan Party or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.

“Special Purpose Entity” shall mean a limited partnership or limited liability company that, at all times on and after the date hereof, has complied with and shall at all times comply with the following requirements unless it has received prior consent to do otherwise from Lender or a permitted administrative agent thereof, in each case:

(i) (a) in the case of each Individual Borrower, is and shall be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the related Individual Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the related Individual Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (b) in the case of Operating Lessee, is and shall be organized solely for the purpose of leasing and operating the related Individual Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the related Individual Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (c) in the case of OpCo Manager, is and shall be organized solely for the purpose of managing and operating the related Individual Property, entering into and performing its obligations under the Loan Documents with Lender, entering to a management agreement with Holiday Manager with respect to the related Individual Property, refinancing the related Individual Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) shall not engage in any business unrelated to the acquisition, development, ownership, management, leasing or operation, as applicable, of the related Individual Property, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(iii) shall not own any real property other than, in the case of each Individual Borrower, the related Individual Property;

(iv) does not have and shall not have and at no time had any assets other than, (a) in the case of each Individual Borrower, the related Individual Property and personal property necessary or incidental to its ownership and operation of such Individual Property, (b) in the case of each OpCo Manager, the related Management Agreement (OpCo) and personal property necessary or incidental to the Management Agreement (OpCo), (c) in the case of Operating Lessee, the Operating Lease and personal property necessary or incidental to its leasing and operation of such Individual Property and (d) in each case, cash and other assets or revenues received from the activities set forth in (i) above;

(v) to the fullest extent permitted by law, shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger, or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents;

(vi) shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) in any manner that violates the single purpose covenants set forth in Section 4.1.30;

(vii) if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a single-member Delaware limited liability company, (B) has two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.1%;

(viii) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a single-member limited liability company, that has at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;

(ix) if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors serving as managers of such company, (C) shall not take any action requiring the unanimous affirmative vote of the managing member and the Independent Directors and shall not cause or permit the members or managers of such entity to take any action requiring the unanimous affirmative vote of the managing member and the Independent Directors unless two (2) Independent Directors then serving as managers of the company shall have participated consented in writing to such action, and (D) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(x) shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, or (b) a limited partnership, has a limited partnership agreement, that, in each case, provide that such entity shall not) (1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of its assets; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the affirmative vote of two (2) Independent Directors of itself or the consent of a Principal that is a member or general partner in it, take any Material Action;

(xi) shall at all times intend to remain solvent and shall pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and shall intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided, in each instance, there exists sufficient cash flow from the Property to do so and, provided further, that no Person shall be required to make any direct or indirect additional capital contributions or loan to an Individual Borrower;

(xii) shall not fail to correct any known misunderstanding regarding the separate identity of such entity and shall not identify itself as a division of any other Person;

(xiii) shall maintain its bank accounts, books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns or if it is an entity the existence of which is disregarded entity for tax purposes;

(xiv) shall maintain its own records, books, resolutions and agreements;

(xv) except in the case of Borrower as contemplated by the Loan Documents with respect to each other Borrower, shall not commingle its funds or assets with those of any other Person and shall not participate in any cash management system with any other Person except pursuant to the Cash Management Agreement;

(xvi) shall hold its assets in its own name;

(xvii) shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xviii) (A) shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;

(xix) except in the case of Borrower as contemplated by the Loan Documents with respect to each other Borrower, shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, as distinguished from the funds and assets of another Person, and shall maintain a sufficient number of employees in light of its contemplated business operations, provided in each instance, there exists sufficient cash flow from the Property to do so and, provided further, that no Person shall be required to make any direct or indirect additional capital contributions or loans to an Individual Borrower;

(xx) shall observe all partnership, corporate or limited liability company formalities necessary to maintain its separate existence, as applicable;

(xxi) shall have no Indebtedness other than (i) the Loan, (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the related Individual Property and the routine administration of related Individual Borrower, in amounts not to exceed 2% of the amount of the Loan which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due (unless being contested in good faith in accordance with the terms of this Agreement), and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to this Agreement;

(xxii) except in the case of Borrower as contemplated by the Loan Documents with respect to each other Borrower, shall not assume or guarantee or become obligated for the debts of any other Person, shall not hold out its credit as being available to satisfy the obligations of any other Person and shall not pledge its assets to secure the obligations of any other Person;

(xxiii) shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;

(xxiv) shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate, provided there exists sufficient cash flow from the Property to do so and, provided further, that no Person shall be required to make any direct or indirect additional capital contributions or loans to an Individual Borrower;

(xxv) shall maintain and use, to the extent reasonably necessary in the operation of its business, separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxvi) except in the case of Borrower as contemplated by the Loan Documents with respect to each other Borrower, shall not pledge its assets to secure the obligations of any other Person;

(xxvii) shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxviii) shall not make loans to any Person and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity) other than Permitted Investments;

(xxix) shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;

(xxx) other than capital contributions and distributions permitted under the terms of its organizational documents, shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxi) shall not have any obligation to, and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxii) shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents with respect to the Guaranty and the Environmental Indemnity;

(xxxiii) shall not form, acquire or hold any subsidiary;

(xxxiv) shall comply with all of the terms and provisions contained in its organizational documents necessary to maintain its separate existence; and

(xxxv) shall not permit any Affiliate or constituent party independent access to its bank accounts other than Manger, solely in its capacity as Borrower’s agent under the Management Agreement, and solely for legitimate business purposes of Borrower.

“Spread” shall mean for the period commencing on the date hereof and ending on (and including) the last day of the Interest Period applicable to the sixth (6th) Payment Date, 3.544%, which amount shall be increased by fifty (50) basis points beginning on the commencement of the Interest Period applicable to the seventh (7th) Payment Date and ending on the last day of the Interest Period applicable to the ninth (9th) Payment Date, and which amount shall be further increased by fifty (50) basis points beginning on the commencement of the Interest Period applicable to the tenth (10th) Payment Date and ending on the last day of the Interest Period applicable to the Maturity Date.

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Stoneybrook Property” shall mean that certain Individual Property commonly known as 4700 Southwest Hollyhock Circle, Corvallis, Oregon 97333.

“Strike Price” shall mean through and including the Maturity Date, three and one-half percent (3.50%).

“Substitute Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.7(h) hereof.

“Survey” shall mean a survey of the Individual Property in question prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the related Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof. In no event shall any PACE Loan be considered Taxes for purposes of this Agreement.

“Tenant” means the lessee of all or a portion of an Individual Property under a Lease.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policy” shall mean, with respect to each Individual Property, the mortgagee title insurance policy issued with respect to such Individual Property and insuring the lien of the Mortgage encumbering such Individual Property.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which the Individual Property is located.

“Unit” shall mean each residential unit or apartment in an Individual Property.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Approved Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.7(e).

“Write Down and Conversion Powers” shall have the meaning set forth in Section 10.25.

“Zoning Reports” shall mean those certain planning and zoning reports provided to Lender in connection with the closing of the Loan.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II – GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3 The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) repay and discharge any amount due under existing loans relating to the Properties, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Properties, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Properties and (f) distribute the balance, if any, to Borrower.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Subject to the provisions of this Section 2.2, interest on the outstanding principal balance of the Loan shall accrue from (and include) the Closing Date through the end of the last Interest Period at the LIBOR Rate. Borrower shall pay to Lender on each Payment Date the interest accrued (or to be accrued) on the Loan for the related Interest Period.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on the Interest Rate and on a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.3 Determination of Interest Rate. (a) Subject to the terms and conditions of this Section 2.2.3 the Loan shall bear interest at the LIBOR Rate. The LIBOR Rate applicable to an Interest Period shall be determined by Lender as set forth herein; provided, however, that the LIBOR Rate Index for the Interest Period commencing on the Closing Date through and including May 14, 2018 shall be the LIBOR Rate Index on the Closing Date, which the parties agree is 1.933750%.

(b) In the event that Lender shall have reasonably determined that by reason of circumstances affecting the interbank Eurodollar market the LIBOR Rate Index cannot be determined as provided in the definition of the LIBOR Rate Index as set forth herein and an Alternate Rate Index has not been established pursuant to Section 2.2.3(c) below, then Lender shall forthwith give notice thereof by telephone of such fact, confirmed in writing, to Borrower at least one (1) Business Day prior to the Determination Date. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a Prime Rate Loan bearing interest based on the Prime Rate in effect on the related Determination Date.

(c) If at any time Lender has determined in good faith (which determination shall be conclusive and binding upon Borrower absent manifest error) that the LIBOR Rate Index has been succeeded by an Alternate Rate Index, the Loan shall be converted from a LIBOR Rate Loan to an Alternate Rate Loan bearing interest based on the Alternate Rate in effect on the related Determination Date, provided that the same does not violate applicable law. Lender may exercise the foregoing conversion right by giving notice of such determination in writing to Borrower at least one (1) Business Day prior to any Determination Date Notwithstanding any provision of this Agreement to the contrary, in no event shall (i) Borrower have the right to convert the Loan to a Prime Rate Loan or an Alternate Rate Loan, (ii) Borrower have the right to convert a LIBOR Rate Loan to an Alternate Rate Loan, or to convert an Alternate Rate Loan to a LIBOR Rate Loan or a Prime Rate Loan, (iii) the Prime Rate be less than the LIBOR Rate Floor plus the LIBOR Rate Spread as of the Closing Date, or (iv) the Alternate Rate be less than the LIBOR Rate Floor plus the LIBOR Rate Spread as of the Closing Date.

(d) If, pursuant to the terms of Section 2.2.3(b) above, the Loan has been converted to a Prime Rate Loan but thereafter the LIBOR Rate Index can again be determined as provided in the definition of the LIBOR Rate Index as set forth herein, Lender may give notice thereof to Borrower and convert the Prime Rate Loan back to a LIBOR Loan by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), one (1) Business Day prior to the next succeeding Determination Date. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a LIBOR Rate Loan bearing interest based on the LIBOR Rate Index in effect on the related Determination Date. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a LIBOR Rate Loan to a Prime Rate Loan.

(e) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the LIBOR Rate Index, the Prime Rate Index or the Alternate Rate Index hereunder;

(ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material;

(iii) shall hereafter subject Lender to any Section 2.7 Taxes (other than (A) Indemnified Taxes, (B) Section 2.7 Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iv) shall hereafter impose on Lender any other condition (other than Section 2.7 Taxes);

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in its reasonable discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(e), Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Subject to Section 2.2.3(f) and Section 2.7 hereof, this provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(f) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Rate Loan, a Prime Rate Loan or an Alternate Rate Loan including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Rate Loan, a Prime Rate Loan or an Alternate Rate Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Rate Loan, Prime Rate Loan or Alternate Rate Loan, as applicable, on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Rate Loan, a Prime Rate Loan or an Alternate Rate Loan hereunder and (iii) the conversion pursuant to the terms hereof of the LIBOR Rate Loan to the Prime Rate Loan or an Alternate Rate Loan on a date other than the Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Rate Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.4 Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Rate Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Rate Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to Lender as determined by Lender in its reasonable discretion.

2.2.5 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.6 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7 Interest Rate Cap Agreement. (a) Prior to or contemporaneously with the Closing Date, Borrower (or an Individual Borrower on behalf of and for the benefit of Borrower (such Individual Borrower, the “IR Cap Borrower”)) shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender, (ii) shall at all times be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Lockbox Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Properties are transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof, (iv) shall be for a period equal to the term of the Loan and (v) shall at all times have a notional amount equal to or greater than the principal balance of the Loan and shall at all times provide for the applicable Strike Price. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement (the “Assignment of Interest Rate Cap Agreement”), all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Cash Management Account) and shall notify the Acceptable Counterparty of such assignment.

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Acceptable Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Lockbox Account or into such other account as specified by Lender. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Acceptable Counterparty by any Approved Rating Agency, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Lender of such downgrade, withdrawal or qualification.

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender (a) a resolution/consent, as applicable, of the Acceptable Counterparty authorizing the delivery of the Interest Rate Cap Agreement acceptable to Lender, and (b) an opinion from counsel (which counsel may be in-house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i) the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii) the execution and delivery of the Interest Rate Cap Agreement by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(f) At such time as the Debt is repaid in full, all of Lender’s right, title and interest in and to the Interest Rate Cap Agreement shall terminate and Lender at Borrower’s sole cost and expense shall execute and deliver such documents as may be required to evidence Lender’s release of the Interest Rate Cap Agreement and to notify the Acceptable Counterparty of such release.

(g) Notwithstanding anything to the contrary contained in this Section 2.2.7 or elsewhere in this Agreement, if, at any time, Lender converts the Loan to either a Prime Rate Loan or an Alternate Rate Loan in accordance with Section 2.2.3 above (each, a “Rate Conversion”), then within thirty (30) days after such Rate Conversion, Borrower shall enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of, a Substitute Interest Rate Cap Agreement (and in connection therewith, but not prior to Borrower taking all the actions described in this clause (i), Borrower shall have the right to terminate any then-existing Interest Rate Cap Agreement).

(h) As used herein, “Substitute Interest Rate Cap Agreement” shall mean an interest rate cap agreement between an Acceptable Counterparty and Borrower (or IR Cap Borrower on behalf of and for the benefit of Borrower), obtained by Borrower and collaterally assigned to Lender pursuant to an Assignment of Interest Rate Cap Agreement (or substantially similar collateral assignment) and shall contain each of the following:

(i) a term expiring no earlier than the end of the Interest Period in which the Maturity Date occurs;

(ii) the notional amount of the Substitute Interest Rate Cap Agreement shall be equal to or greater than the then outstanding principal balance of the Loan;

(iii) it provides that the only monetary and material obligation of Borrower thereunder is the making of a single payment to the Acceptable Counterparty thereunder upon the execution and delivery thereof and there are no other conditions to the effectiveness of such Substitute Interest Rate Cap Agreement;

(iv) it provides to Lender and Borrower (as determined by Lender in its sole but good faith discretion), for the term of the Substitute Interest Rate Cap Agreement, a protection against rising interest rates that is no less beneficial to Borrower and Lender than that which was provided by the Interest Rate Cap Agreement being replaced by the Substitute Interest Rate Cap Agreement ; and

(v) without limiting any of the provisions of the preceding clauses (i) through (iv) above, it satisfies all of the requirements set forth in clauses (i) through (iii) and clause (v) of Section 2.2.7(a) hereof.

From and after the date of any Rate Conversion, all references to “Interest Rate Cap Agreement” and “Replacement Interest Rate Cap Agreement” herein (other than in the definition of “Interest Rate Cap Agreement”, the definition of “Replacement Interest Rate Cap Agreement” and as referenced in the first sentence of Section 2.2.7(a) hereof) shall be deemed to refer or relate, as applicable, to a Substitute Interest Rate Cap Agreement. Notwithstanding the foregoing, Lender acknowledges and agrees that Borrower shall have the right, in lieu of delivering a new Substitute Interest Rate Cap Agreement to satisfy the foregoing, to modify the then existing Interest Rate Cap Agreement so that it satisfies the conditions set forth in clauses (i) – (v) of the definition of “Substitute Interest Rate Cap Agreement” herein.

Section 2.3 Loan Payment.

2.3.1 Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date up to and including May 14, 2018, which interest shall be calculated in accordance with the provisions of Section 2.2 hereof and (b) on each Payment Date commencing on the Payment Date occurring in June 2018 and on each Payment Date thereafter up to and including the Maturity Date, an amount equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to interest due for the related Interest Period at the LIBOR Rate or, if unavailable, at the Prime Rate or the Alternate Rate, as applicable, for such related Interest Period and then to the principal amount of the Loan due in accordance with this Agreement, if any, and lastly, to any other amounts due and unpaid pursuant to the Loan Documents hereto.

2.3.2 Payments Generally. The first Interest Period hereunder shall commence on and include the Closing Date and shall end on and include May 14, 2018. Thereafter during the term of the Loan, each Interest Period shall commence on the fifteenth (15th) day of the calendar month preceding the calendar month in which the related Payment Date occurs and shall end on and include the fourteenth (14th) day of the calendar month in which the related Payment Date occurs. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the last day of the related Interest Period. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents are not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. (a) Except as otherwise provided in Section 2.4.1(b), Section 2.4.2 and Section 2.5.2 hereof, Borrower shall not have the right to prepay the Loan in part.

(b) Borrower may prepay the Loan in whole, or in part, including, in accordance with Section 2.5.2 hereof, provided that (i) no Event of Default exists; (ii) Borrower gives Lender not less than ten (10) Business Days and not more than sixty (60) days prior written notice of the amount of the Loan that Borrower intends to prepay (it being agreed that such notice may be revoked by Borrower at any time, but Borrower shall pay any actual reasonable out-of-pocket expenses incurred by Lender in connection with such revocation); (iii) no prepayment shall be permitted on any date during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the Determination Date in such calendar month; and (iv) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (A) all interest which would have accrued on the amount of the Loan to be paid through and including the date of prepayment; (B) all other sums due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to the Breakage Costs and all of Lender’s costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment; and (C) Mezzanine Borrower shall make a pro rata prepayment of the Mezzanine Loan in accordance with the terms of the Mezzanine Loan Agreement. If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.4.1(b), the amount designated for prepayment and all other sums required under this Section 2.4.1(b) shall be due and payable on the proposed prepayment date.

2.4.2 Mandatory Prepayments. (a) On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of any Individual Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 hereof, Borrower shall prepay or authorize Lender to apply such Net Proceeds as a prepayment of all or a portion of the outstanding principal balance of the Loan together with accrued interest and any other sums due hereunder in an amount equal to one hundred percent (100%) of such Net Proceeds; provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. No spread maintenance payment or prepayment premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2. In the event there shall be any Net Proceeds remaining after repayment in full of the Debt, such Net Proceeds shall be disbursed to the Mezzanine Lender to be applied in accordance with the Mezzanine Loan Agreement, in the event the Mezzanine Loan shall then be outstanding.

2.4.3 Prepayments After Default. If, following the occurrence and during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including, without limitation, through application of any Reserve Funds), such tender or recovery shall (a) include interest at the Default Rate on the outstanding principal amount of the Loan through the last calendar day of the Interest Period within which such tender or recovery occurs and (b) be deemed a voluntary prepayment by Borrower (and if such tender or recovery occurs prior to the Prepayment Release Date, it shall be in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof) and shall in all instances include all interest which would have accrued on the amount of the Loan to be paid through and including the Payment Date next occurring following the date of such prepayment.

Section 2.5 Release of Property. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Mortgage on any Individual Property.1

2.5.1 Release of all Properties Upon Payment in Full. (a) If Borrower has elected to prepay the entire Loan and the requirements of Section 2.4 and this Section 2.5 have been satisfied, all of the Properties shall be released from the Liens of their respective Mortgages.

(b) In connection with the release of the Mortgages, Borrower shall submit to Lender, not less than twenty (20) days prior to the Payment Date on which Borrower intends to prepay the Loan in full, a release of Lien (and related Loan Documents) for each Individual Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which an Individual Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement.

2.5.2 Release of Individual Property. If Borrower has elected to prepay a portion of the Loan and the requirements of Section 2.4 and this Section 2.5 have been satisfied, and provided that no Event of Default has occurred and is continuing, Borrower may obtain the release of an Individual Property from the Lien of the Mortgage thereon (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(a) The amount of the outstanding principal balance of the Loan to be prepaid shall equal or exceed the Adjusted Release Amount for the applicable Individual Property, and such prepayment shall be deemed a voluntary prepayment for all purposes hereunder;

[1]	If Westmont Ground Lease Estoppel is not delivered prior to closing, right of Lender to request a release of the Westmont Property upon an EOD to be included.

(b) Subsequent to such release, each Individual Borrower and Operating Lessee shall continue to be a Special Purpose Entity pursuant to, and in accordance with, Section 4.1.30 hereof;

(c) Borrower shall deliver to Lender an Additional Insolvency Opinion or an update of the Insolvency Opinion indicating that the release does not affect the opinions set forth therein;

(d) Borrower shall submit to Lender, not less than twenty (20) days prior to the Payment Date on which the prepayment will be made, a release of Lien (and related Loan Documents) for such Individual Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which the Individual Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, (ii) will effect such release in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);

(e) After giving effect to such release, the Debt Yield for the Properties then remaining subject to the Liens of the Mortgages shall be equal to or greater than the Debt Yield for all of the Properties subject to the Liens of the Mortgages immediately prior to giving effect to the applicable release (the “Release Debt Yield”), provided, that if Borrower does not satisfy the Release Debt Yield as of the date of such release, Borrower may prepay a portion of the outstanding principal balance of the Loan in the amount (taking into account a pro rata prepayment of the Mezzanine Loan pursuant to Section 2.5.2(g) of the Mezzanine Loan) necessary to cause the Debt Yield to equal or exceed the Release Debt Yield, as the case may be (each such prepayment, a “Debt Yield Cure Payment”)), so long as Borrower satisfies the conditions to prepayment set forth in Section 2.4.1(b) (other than the notice required under Section 2.4.1(b)(ii) hereof).

(f) Mezzanine Borrower shall have satisfied all of the conditions set forth in Section 2.5.2 of the Mezzanine Loan Agreement, including payment of the Mezzanine Adjusted Release Amount to Mezzanine Lender;

(g) The Individual Property to be released shall be conveyed in a transfer to a Person other than a Borrower or any of its Affiliates;

(h) The Adjusted Release Amount paid to Lender in connection with any such release shall be deemed a voluntary prepayment for all purposes hereunder;

(i) Borrower shall reimburse Lender and Servicer for any costs and expenses Lender and Servicer arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall have paid, in connection with such release, (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith, (ii) all costs and expenses of the Rating Agencies incurred with respect to such release, and (iii) to any Servicer, the current fee being assessed by such Servicer to effect such release.

(j) The Operating Lease for the released Individual Property shall be amended to release such Individual Property from the Operating Lease and to reduce the Rent payable thereunder by the amount of the Rent which was due under the Operating Lease for such Individual Property.

Section 2.6 Lockbox Account/Cash Management.

2.6.1 Lockbox Account. (a) During the term of the Loan, Borrower shall or shall cause Operating Lessee to establish and maintain an account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall be entitled “Needle Interco Tenant LLC fbo JPMorgan Chase Bank, National Association, as Lender”. Borrower and Operating Lessee hereby grant to Lender a first-priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement and Lockbox Account shall remain in effect until the Loan has been repaid in full. The Lockbox Account shall at all times be an Eligible Account.

(b) If any Residents or Tenants do not deposit their Rents directly into the Lockbox Account, Borrower and/or Operating Lessee shall, or shall cause Manager to deposit all amounts received by Borrower, Operating Lessee or Manager constituting Rents into the Lockbox Account within one (1) Business Day after receipt thereof.

(c) Borrower shall obtain from Lockbox Bank its agreement to transfer, upon the occurrence and during the continuance of a Cash Sweep Period, to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every Business Day throughout the Cash Sweep Period.

(d) Upon the occurrence and during the continuation of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Lockbox Account to the payment of the Debt in any order in its sole discretion.

(e) The Lockbox Account shall not be commingled with other monies held by Borrower, Operating Lessee, Manager or Lockbox Bank.

(f) Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.

2.6.2 Cash Management Account. (a) Upon the occurrence of a Cash Sweep Event, Borrower shall promptly establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. During a Cash Sweep Period, Borrower shall cause Lockbox Bank to deposit, on each Business Day, all sums on deposit in the Lockbox Account and all sums required to be deposited into the Cash Management Account. The Cash Management Account shall be entitled “Needle Interco Tenant LLC for the benefit of JPMorgan Chase Bank, National Association, as Lender, pursuant to Loan Agreement dated as of May 14, 2018 – Cash Management Account” Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c) All funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.

(d) Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower.

2.6.3 Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, upon the occurrence and during the continuation of a Cash Sweep Period, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

2.6.4 Distributions. Any transfer of Borrower’s funds from the Lockbox Account or Cash Management Account or other sources to or for the benefit of Mezzanine Borrower or Mezzanine Lender pursuant to the terms of this Agreement, or any other Loan Document, is intended by Borrower and Mezzanine Borrower to constitute, and shall constitute, a distribution from Borrower to Mezzanine Borrower and shall be treated as such on the books and records of each of Borrower and Mezzanine Borrower. All such distributions by Borrower shall comply with the requirements of Section 18-607 of the Delaware Limited Liability Company Act. No provision of this Agreement, or any other Loan Document, is intended to, nor shall, create a debtor-creditor relationship between Borrower and Mezzanine Borrower or Borrower and Mezzanine Lender.

Section 2.7 Withholding Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Section 2.7 Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Section 2.7 Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Section 2.7 Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Section 2.7 Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.7, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Section 2.7 Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Section 2.7 Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Section 2.7 Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit A-1 to the effect that such Foreign Lender is not a “bank” within the meaning of

Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable,; or

(4) to the extent a Foreign Lender is a partnership or is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-2 or Exhibit A-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete, invalid, incomplete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Section 2.7 Taxes as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Section 2.7 Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Section 2.7 Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Section 2.7 Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Section 2.7 Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Section 2.7 Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE III – CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower to Lender and the commitment or commitment rider, if any, to the application or term sheet for the Loan issued by Lender. Notwithstanding anything contained herein to the contrary, Lender’s funding of the Loan on the Closing Date shall be deemed to constitute the satisfaction or waiver of all conditions precedent set forth therein or herein.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Each Loan Party represents and warrants as of the date hereof that:

4.1.1 Organization. Each Loan Party has been duly organized and is validly existing and in good standing with requisite power and authority to own the related Individual Property and to transact the businesses in which it is now engaged. Each Loan Party is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations. Each Loan Party possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own, lease or manage, as applicable, the related Individual Property and to transact the businesses in which it is now engaged, and the sole business of such Loan Party is the ownership, management, leasing and operation, as applicable, of the related Individual Property. The ownership interests in each Loan Party are as set forth on the organizational chart attached hereto as Schedule IV.

4.1.2 Proceedings. Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Loan Party and constitute legal, valid and binding obligations of Borrower enforceable against Loan Party in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Loan Party will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Loan Party pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Loan Party is a party or by which any of the Individual Properties or Loan Party’s assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Loan Party or any of Loan Party’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Loan Party of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Loan Party’s knowledge, threatened against or affecting Borrower, Guarantor, any Loan Party or any Individual Property, which actions, suits or proceedings, if determined against Borrower, Loan Party, Guarantor or any Individual Property, would reasonably be expected to have a Material Adverse Effect.

4.1.5 Agreements. No Loan Party is a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have a Material Adverse Effect. No Loan Party is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Loan Party or any Individual Property is bound. No Loan Party has material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Loan Party is a party or by which Loan Party or the Properties are otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (xxi) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.

4.1.6 Title. Borrower has good, marketable and insurable fee simple title or with respect to the Ground Lease Properties, leasehold estate title, to the real property comprising part of each Individual Property, as applicable, and good title to the balance of such Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Operating Lessee has good, marketable and insurable leasehold estate title to the real property comprising part of each Individual Property, as applicable, and good title to the balance of such Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the applicable Individual Property (as currently used) or Borrower’s ability to repay the Loan. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the applicable Individual Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting the Properties which are or, to the best of Borrower’s knowledge, may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7 Solvency. Each Loan Party has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of each Loan Party’s assets exceeds and will, immediately following the making of the Loan, exceed each Loan Party’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of each Loan Party’s assets is and will, immediately following the making of the Loan, be greater than each Loan Party’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Each Loan Party’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Loan Party intends to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by each Loan Party and the amounts to be payable on or in respect of obligations of each Loan Party). No petition in bankruptcy has been filed against Borrower, any Loan Party or any constituent Person in the last seven (7) years, and neither Borrower, any Loan Party nor any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower, any Loan Party nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s or any Loan Party’s assets or property, and neither Borrower nor any Loan Party has any knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8 Full and Accurate Disclosure. No statement of fact made by any Loan Party in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to any Loan Party which has not been disclosed to Lender which adversely affects, nor as far as Loan Party can foresee, would be reasonably expected to result in a Material Adverse Effect.

4.1.9 ERISA.

(a) Generally. Each of the Borrower, Guarantor, each other Loan Party and their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law relating to any Plans and the regulations and published interpretations thereunder. Neither Borrower, any Loan Party nor Guarantor has incurred or reasonably expects to incur any liability for a Prohibited Transaction (as such term is defined in Section 406 of ERISA or Section 4975 of the Code). No ERISA Event or termination of any Plan has occurred or is reasonably expected to occur and no notice of termination has been filed by or with the PBGC with respect to any Plan established or maintained by Borrower, Guarantor or any ERISA Affiliate. Neither Borrower, any Loan Party, Guarantor nor any ERISA Affiliate is or was a party to any Multiemployer Plan. With respect to each Foreign Benefit Arrangement and with respect to each Foreign Plan, (i) any employer and employee contributions required by law or by the terms of any Foreign Benefit Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles, and (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(b) Plan Assets; Prohibited Transactions. Neither the Borrower, any Loan Party nor the Guarantor is, and neither shall become an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA) of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of and subject to Section 4975 of the Code). Neither the Borrower, any Loan Party nor the Guarantor is a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with Borrower, any Loan Party or Guarantor are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”). The execution of this Agreement, the making of the Loan and the other transactions contemplated by the Loan Documents, including but not limited to the exercise by the Lender of its rights under the Loan Documents, are not and will not give rise to an unexempt Prohibited Transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, and are not prohibited or otherwise restricted by Similar Law.

4.1.10 Compliance. Each Loan Party and the Properties and the use thereof comply in all material respects with all applicable Legal Requirements, building and zoning ordinances and codes, except to the extent noted in the Zoning Reports or to the extent any such non-compliance would not reasonably be expected to have a Material Adverse Effect. No Loan Party is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower, any Loan Party or any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s or any Loan Party’s obligations under any of the Loan Documents. On the Closing Date, to the knowledge of each Loan Party, the Improvements at each Individual Property were in material compliance with applicable law.

4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, each Loan Party and the Properties, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, neither Borrower nor any Loan Party has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower or any Loan Party and reasonably likely to have a material adverse effect on any Individual Property or the current operation thereof, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or any Loan Party from that set forth in said financial statements.

4.1.12 Condemnation. No Condemnation or other similar proceeding has been commenced or, to Loan Party’s knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Utilities and Public Access. Each Individual Property has rights of access to public ways and except as shown on the Surveys or such matters that do not have a Material Adverse Effect on such Individual Property, is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right of way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the related Title Insurance Policy. All roads necessary for the use of each Individual Property for its current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15 Not a Foreign Person. No Loan Party is a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16 Separate Lots. Except with respect to that certain Individual Property known as the Lodge at Cold Springs (“Cold Springs Property”), each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

4.1.17 Assessments. There are no pending or, to the Loan Parties knowledge, proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor to any Loan Party’s knowledge, are there any contemplated improvements to any Individual Property that may result in such special or other assessments.

4.1.18 Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by any Loan Party or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower, any Loan Party nor Guarantor has asserted any right of rescission, set off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20 Insurance. Borrower has obtained and has delivered to Lender certified copies of the Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No material claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy which would reasonably be expected to have a Material Adverse Effect, and neither Borrower, any Loan Party nor any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.21 Use of Property. Each Individual Property is used exclusively for independent living facility purposes and other appurtenant and related uses.

4.1.22 Certificate of Occupancy; Licenses. Except as disclosed in the Zoning Reports, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of each Individual Property as currently used, occupied and operated have been obtained and are in full force and effect. The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property.

4.1.23 Flood Zone. Except as set forth on the Survey for an Individual Property, none of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to such Individual Property.

4.1.24 Physical Condition. Except as otherwise expressly disclosed in the property condition reports delivered to Lender prior to the date hereof in connection with the origination of the Loan, each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and to the Loan Party’s knowledge, all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25 Boundaries. Except as may be disclosed on the Survey for an Individual Property, all of the improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon any Individual Property, and no easements or other encumbrances upon any Individual Property encroach upon any of the Improvements, so as to affect the value or marketability of the applicable Property except those which are insured against by the applicable Title Insurance Policy.

4.1.26 Leases and Major Contracts. (a) The Properties are not subject to any Leases, other than (i) the Residency Agreements described in the rent roll attached hereto as Schedule II-A and made a part hereof, which rent roll is true, complete and accurate in all respects as of the Closing Date and (ii) Leases with commercial Tenants (collectively, the “Commercial Leases”), copies of which have been delivered to Lender prior to the Closing Date. Borrower is the owner and lessor of landlord’s interest in the Operating Lease and Operating Lessee is the sublandlord’s interest in the other Leases. No Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Commercial Leases, the Management Agreements, the Operating Lease and the Residency Agreements. The current Leases are in full force and effect and there are no defaults thereunder by either party that are reasonably expected to result in a Material Adverse Effect and, to the knowledge of each Loan Party, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. No Rent has been paid more than one (1) month in advance of its due date. All security deposits are held by Borrower in accordance with applicable law. All work to be performed by Borrower under each Lease with a commercial Tenant has been performed as required and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is outstanding. No Tenant under any Commercial Lease has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No Tenant under any commercial Lease has any right or option for additional space in the Improvements.

(b) The Properties are not subject to any Major Contracts other than the Major Contracts set forth on Schedule II-B attached hereto.

4.1.27 Survey. To each Loan Party’s knowledge, the Survey for each Individual Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting such Individual Property or the title thereto.

4.1.28 Inventory. Borrower or Operating Lessee is the owner of all of the Equipment, Fixtures and Personal Property located on or at each Individual Property (except for any personal property owned by Manager pursuant to and in accordance with the Management Agreement) and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder. To each Loan Party’s knowledge, all of the Equipment, Fixtures and Personal Property are sufficient to operate the Properties in the manner required hereunder and in the manner in which it is currently operated.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements and Health Care Requirements have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid. If at any time Lender determines based on applicable law, that Lender is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable taxes not having been paid with respect to any Individual Property, Borrower agrees that Borrower will execute, acknowledge and deliver to Lender, immediately upon Lender’s request, supplemental affidavits and/or mortgage(s) increasing the amount of the Debt attributable to any such Individual Property (as set forth as the Release Amount on Schedule V annexed hereto) for which all applicable taxes have been paid to an amount determined by Lender, and Borrower shall, on demand, pay any additional taxes.

4.1.30 Special Purpose Entity/Separateness.

(a) Until the Debt has been paid in full, each Loan Party and any Principal hereby represents, warrants and covenants that each Loan Party is, shall be and shall continue to be a Special Purpose Entity.

(b) The representations, warranties and covenants set forth in Section (a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) Any and all of the stated facts and assumptions made about it in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and each Loan Party will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each Loan Party covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made about it therein.

(d) Each Loan Party covenants and agrees that (i) it shall provide Lender with five (5) Business Days’ written notice prior to the removal of an Independent Director of Borrower or any Loan Party, and (ii) no Independent Director shall be removed other than for Cause.

(e) The Organizational Documents for each Individual Borrower, each Loan Party and Principal that is a Delaware limited liability company shall provide that except for duties to such Loan Party as set forth in the Organizational Documents (including duties to the member and such Loan Party’s creditors solely to the extent of their respective economic interests in such Loan Party, but excluding (i) all other interests of the member, (ii) the interests of other Affiliates of such Loan Party and (iii) the interests of any group of Affiliates of which such Loan Party is a part), the Independent Directors shall not have any fiduciary duties to the member, any officer or any other Person bound by the applicable Loan Party’s or Principal’s Organizational Documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The Organizational Documents for each Loan Party and Principal that is a Delaware Limited Liability Company shall provide that to the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Limited Liability Company Act, an Independent Director shall not be liable to Loan Party, the member or any other Person bound by the applicable Loan Party’s or Principal’s Organizational Documents for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct. The Organizational Documents for each Loan Party and Principal that is a Delaware Limited Liability Company shall provide that all right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in the applicable Loan Party’s or Principal’s Organizational Documents. The Organizational Documents for each Loan Party and Principal that is a Delaware Limited Liability Company shall provide that notwithstanding any other provision of the applicable Loan Party’s or Principal’s Organizational Documents to the contrary, each Independent Director, in its capacity as an Independent Director, may only act, vote or otherwise participate in those matters referred to in Section 6(b) of the applicable Loan Party’s or Principal’s Organizational Documents or as otherwise specifically required by the applicable Organizational Documents, and such Independent

Director’s act, vote or other participation shall not be required for the validity of any action taken by the board of directors of such Loan Party or Principal unless, pursuant to the provisions of Section 6(b) or as otherwise specifically provided in the applicable Organizational Documents, such action would be invalid in the absence of the affirmative vote or consent of such Independent Director.

(f) Each Loan Party each hereby represents with respect to itself that any amendment or restatement of any organizational document has been accomplished in accordance with, and was permitted by, the relevant provisions of such document prior to its amendment or restatement from time to time.

(g) Each Loan Party each hereby represents that from the date of its formation to the date hereof:

(i) (w) with respect to each Individual Borrower, its business has been limited solely to (A) acquiring, owning, holding, leasing, financing, operating and managing the Properties, (B) entering into financings and refinancings of the Properties and (C) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing, (x) with respect to Principal, its business has been limited solely to (A) acquiring, owning, holding and managing the Individual Borrower, in which it owns an interest and (B) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing, (y) with respect to Operating Lessee, its business has been limited solely to (A) leasing, financing, operating and managing the Properties, (B) entering into financings and refinancings of the Properties and (C) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing, and (z) with respect to OpCo Manager, its business has been limited solely to (A) managing the Properties and entering into the Management Agreement (Holiday), (B) entering into financings and refinancings of the Properties and (C) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing;

(ii) it has not engaged in any business other than as set forth in (i) above, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(iii) it has not entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, except for the Operating Lease, the Management Agreements (OpCo Manager) or otherwise upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party, or as may otherwise have been expressly permitted pursuant to the terms of any prior financings;

(iv) it has not (a) made any loans or other extensions of credit to any Person or (b) acquired or held evidence of indebtedness issued by any other Person or entity, in either of the case of (a) or (b), other than (1) extensions of credit such as security deposits made in the ordinary course of business relating to the ownership and operation of an Individual Property made to an entity that is not an Affiliate of or subject to common ownership with such entity or (2) cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity;

(v) it has paid its debts and liabilities from its assets as the same have become due or such debts and liabilities have been repaid or discharged as of the date hereof;

(vi) it has done or caused to be done all things necessary to observe organizational formalities and preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises;

(vii) it has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person and each Loan Party’s, and, to the extent applicable, assets have not been listed as assets on the financial statement of any other Person. Each Loan Party, to the extent applicable, has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law). Each Loan Party has maintained its books, records, resolutions and agreements;

(viii) it has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing), has corrected any known misunderstanding regarding its status as a separate entity, has conducted its business in its own name, has not identified itself or any of its Affiliates as a division or part of the other and has maintained and utilized, to the extent reasonably necessary in the operation of its business, separate stationery, invoices and checks;

(ix) it has not commingled its assets with those of any other Person and has held all of its assets in its own name;

(x) it has not guaranteed or become obligated for the debts of any other Person and has not held itself out as being responsible for the debts or obligations of any other Person;

(xi) it has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or any of constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing;

(xii) except to Lender in connection with the Loan, it has not granted a security interest or lien in, to or upon, or pledged or otherwise encumbered any of its assets to secure the obligations for the benefit of any other Person other than with respect to loans secured by the related Individual Property and no such security interest, lien, pledge or other encumbrance remains outstanding except in connection with the Loan with respect to the obligations or the other Loan Parties;

(xiii) it has maintained adequate capital in light of its contemplated business operations;

(xiv) to the extent it has any employees, it has paid the salaries of its own employees from its own funds, as distinguished from the funds and assets of another Person;

(xv) it has not owned any subsidiary or any equity interest in any other Person;

(xvi) it has not made loans to any other person that have not been released or discharged nor has it bought or held evidence of indebtedness issued by any other person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity) other than Permitted Investments;

(xvii) it has not incurred any Indebtedness that is still outstanding other than Indebtedness that is permitted under the Loan Documents;

(xviii) it is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending and not covered by insurance or that resulted in a judgment against it that is due and has not been paid in full;

(xix) it has no material contingent or actual obligations not related to the Properties;

(xx) it is and has since its formation been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business;

(xxi) it has not had any of its obligations guaranteed by an Affiliate, except for any guarantees, indemnities, and environmental indemnities with respect to prior loans that have been paid in full prior to the date hereof;

(xxii) intentionally omitted;

(xxiii) has no judgments or liens of any nature against it except for tax liens not yet delinquent as set forth in the Title Insurance Policy;

(xxiv) is in compliance in all material respects with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all material permits necessary for it to operate;

(xxv) is not involved in any material dispute with any taxing authority;

(xxvi) has paid all material taxes which it owes except as permitted pursuant to this Agreement;

(xxvii) has no material contingent or actual obligations not related to the Properties; and

(xxviii) has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition.

4.1.31 Management Agreement. Each Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to the knowledge of the Loan Parties, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. Each Management Agreement was entered into on commercially reasonable terms.

4.1.32 Illegal Activity. No portion of any Individual Property has been purchased with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule II-A), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by each Loan Party in this Agreement or in any other Loan Document, are true, complete and correct in all material respects. To the knowledge of the Loan Parties, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or is reasonably likely to result in a Material Adverse Effect. Each Loan Party has disclosed to Lender all material facts known to such Loan Party and has not failed to disclose any material fact known to such Loan Party that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. No Loan Party is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, any Loan Party and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, any Loan Party or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, any Loan Party or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, any Loan Party or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36 Principal Place of Business; State of Organization. Each Loan Party’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Each Loan Party is organized under the laws of the State of Delaware and its organizational identification number is as set forth on Schedule I opposite such Loan Party’s name.

4.1.37 Environmental Representations and Warranties. Except as otherwise disclosed by that certain Phase I environmental report (or Phase II environmental report, if required) delivered to Lender by Borrower in connection with the origination of the Loan (such report is referred to below as the “Environmental Report”), to each Loan Party’s knowledge, (a) there are no Hazardous Substances or underground storage tanks in, on, or under any Individual Property, except those that are (i) in compliance with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), (ii) de-minimis amounts necessary to operate each Individual Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under any Individual Property and which are otherwise permitted under and used in compliance with Environmental Law and (iii) fully disclosed to Lender in writing pursuant the Environmental Report; (b) there are no past, present or threatened Releases of Hazardous Substances in, on, under or from any Individual Property which has not been fully remediated in accordance with Environmental Law; (c) there is no threat of any Release of Hazardous Substances migrating to any Individual Property; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with any Individual Property which has not been fully remediated in accordance with Environmental Law; (e) no Loan Party knows of, and has not received, any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Substances or Remediation thereof, of possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with any Individual Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) each Loan Party has truthfully and fully disclosed provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Properties that is known to Loan Party and has provided to Lender all information that is contained in Loan Party’s files and records, including, but not limited to, any reports relating to Hazardous Substances in, on, under or from the Properties and/or to the environmental condition of the Properties.

4.1.38 Cash Management Account. Each Loan Party hereby represents and warrants to Lender that:

(a) This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account and the Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower or any other Loan Party. Other than in connection with the Loan Documents and except for Permitted Encumbrances, neither Borrower nor any other Loan Party has sold, pledged, transferred or otherwise conveyed the Lockbox Account and the Cash Management Account;

(b) Each of the Lockbox Account and the Cash Management Account constitutes “deposit accounts” and/or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York);

(c) Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower or any Loan Party, directing disposition of the Lockbox Account and the Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d) The Lockbox Account and Cash Management Account are not in the name of any Person other than Operating Lessee or Borrower, as pledgor, or Lender, as pledgee. Neither Borrower nor any other Loan Party has consented to the Lockbox Bank and Agent complying with instructions with respect to the Lockbox Account and the Cash Management Account from any Person other than Lender.

(e) The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters directing deposits into any account other than the Lockbox Account have been duly terminated prior to the date hereof.

4.1.39 Taxes. No Loan Party is subject to U.S. federal income tax on a net income basis. Each Loan Party has timely filed or caused to be filed all U.S. federal income and other material tax returns and reports required to have been filed by it and has timely paid or caused to be paid all U.S. federal income and other material Section 2.7 Taxes required to have been paid by it, except for (a) any such Section 2.7 Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party has set aside on its books adequate reserves in accordance with GAAP, and (b) Taxes and Other Charges, the payment of which shall be governed by Section 5.1.2 and Section 7.2 hereof.

4.1.40 Ground Lease. Borrower hereby represents and warrants to Lender the following with respect to each Ground Lease:

(a) The Ground Lease or a memorandum of the Ground Lease has been duly recorded. The Ground Lease permits the interest of Borrower to be encumbered by a mortgage or the Ground Lessor has approved and consented to the encumbrance of the Ground Lease Property by the applicable Mortgage. There have not been amendments or modifications to the terms of the Ground Lease since recordation of the Ground Lease (or a memorandum thereof), with the exception of written instruments which have been recorded or as disclosed to Lender in this Agreement.

(b) The Ground Lease may not be terminated, surrendered or amended without the prior written consent of Lender; provided that the Ground Lessor shall not be prevented from exercising its remedies in accordance with the Ground Lease if the obligations of Borrower under the Ground Lease are not performed as provided in the Ground Lease.

(c) Except for the Permitted Encumbrances and other encumbrances of record, Borrower’s interest in the Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the applicable Mortgage other than the Ground Lessor’s related fee interest.

(d) Borrower’s interest in the Ground Lease is assignable without the consent of the Ground Lessor to Lender, the purchaser at any foreclosure sale or the transferee under a deed or assignment in lieu of foreclosure in connection with the foreclosure of the Lien of the Mortgage or transfer of Borrower’s leasehold estate by deed or assignment in lieu of foreclosure. Thereafter, the Ground Lease is further assignable by such transferee and its successors and assigns without the consent of the Ground Lessor.

(e) As of the date hereof, the Ground Lease is in full force and effect and no default has occurred on the part of the Borrower under the Ground Lease, nor to Borrower’s knowledge has any default occurred by the Ground Lessor under such Ground Lease (except in each case, any such default that has been previously cured). There is no existing condition which, but for the passage of time or the giving of notice, could result in a default by the Borrower or Ground Lessor under the terms of such Ground Lease.

(f) Under the terms of the Ground Lease and the Loan Documents, taken together, any related insurance and condemnation proceeds that are paid or awarded to Borrower with respect to the leasehold interest will be applied either to the repair or restoration of all or part of the Ground Lease Property, with Lender having the right subject to the terms of the Loan Documents to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon.

(g) The Ground Lease requires the Ground Lessor to give notice of any default by Borrower to Lender prior to exercising its remedies thereunder.

(h) Lender is permitted the opportunity to cure any default under the Ground Lease, which is curable after the receipt of notice of the default before the Ground Lessor thereunder may terminate the Ground Lease.

(i) The Ground Lease has a term which extends not less than twenty (20) years beyond the Maturity Date (including any unexercised option periods and automatic renewal periods).

(j) the Ground Lease requires the Ground Lessor to enter into a new lease upon termination (prior to expiration of the term thereof) of the Ground Lease for any reason, including rejection or disaffirmation of the Ground Lease in a bankruptcy proceeding.

4.1.41 Operating Lease. The Operating Lease is in full force and effect and there is no default, breach or violation existing thereunder by Borrower or Operating Lessee and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder. The terms and provisions of the Operating Lease are subordinate to this Agreement and the Mortgage. Neither the execution and delivery of the Loan Documents, Borrower’s performance thereunder, nor the exercise of any remedies by Lender, will adversely affect Borrower’s rights under the Operating Lease.

4.1.42 Residency Agreement. (a) The Properties are not subject to any Residency Agreement other than the Residency Agreements set forth on the rent roll on Schedule II-A attached hereto and made a part hereof, which Schedule II-A is true, complete and accurate in all respects as of the Closing Date. Operating Lessee holds lessor’s interest in the Residency Agreement. No Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Residency Agreements, the Management Agreements, the Operating Lease and the Commercial Leases. The current Residency Agreements are in full force and effect and there are no defaults thereunder that would be reasonably expected to result in a Material Adverse Effect on any Individual Property. No Rent has been paid more than one (1) month in advance of its due date. All security deposits are held by Borrower in accordance with applicable Legal Requirements. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Residency Agreements or of the Rents received therein which is outstanding. To the knowledge of the Loan Party, no resident listed on Schedule II-A has assigned its Residency Agreement or sublet all or any portion of the premises demised thereby, no such resident holds its Unit under assignment or sublease, nor does anyone except such resident such Unit. No resident under any Residency Agreement has a right or option pursuant to such Residency Agreement or otherwise to purchase all or any part of the Unit or the building of which the Unit is a part. No resident under any Residency Agreement has any right or option for additional space in the Improvements.

4.1.43 Third-Party Payors’ Programs. No Loan Party receives any revenues from Medicaid, Medicare, Blue Cross and/or Blue Shield or any other similar governmental insurance program.

4.1.44 Labor Matters. Neither Borrower nor Operating Lessee has any employees and is not a party to any collective bargaining agreements.

Section 4.2 Survival of Representations. Each Loan Party agrees that all of the representations and warranties of any Loan Party set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by any Loan Party. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by any Loan Party shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V – BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of any Loan Party under the Loan Documents or the earlier release of the Lien of the Mortgages encumbering the Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Each Loan Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Properties, including, without limitation, all Health Care Requirements, building and zoning codes and certificates of occupancy. There shall never be committed by any Loan Party or any Affiliate or agent of any Loan Party, and Loan Party shall use commercially reasonable efforts to ensure that no other Person in occupancy of or involved with the operation or use of the Properties to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Loan Party’s obligations under any of the Loan Documents. Each Loan Party hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Each Loan Party shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Each Loan Party shall keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or any Individual Property; and (vi) in the event the amount reasonably determined to be necessary to cause compliance with such Legal Requirements is equal to or greater than Five Hundred and No/100 Dollars ($500,000.00), Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Each Loan Party shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable; provided, however, Loan Party’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Loan Party will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid (provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof . Except if a Loan Party is contesting the same in compliance with the terms and conditions of this Section 5.1.2 and this Agreement, Loan Party shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly pay for all utility services provided to the Properties. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Mortgage being primed by any related Lien.

5.1.3 Litigation. Each Loan Party shall give prompt written notice to Lender of any litigation or governmental proceedings pending or, to each Loan Party’s knowledge, threatened against Borrower, any Loan Party and/or Guarantor which would reasonably be expected to result in a Material Adverse Effect.

5.1.4 Access to the Properties. Each Loan Party shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof during business hours upon reasonable advance notice. subject to Legal Requirements and the rights of tenants, subtenants or residents and accompanied by a representative of Borrower.

5.1.5 Notice of Default. Each Loan Party shall promptly advise Lender of any material adverse change in Borrower’s, and Loan Party’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which any Loan Party has knowledge.

5.1.6 Cooperate in Legal Proceedings. Each Loan Party shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Each Loan Party shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, such Loan Party.

5.1.8 Award and Insurance Benefits. Each Loan Party shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Loan Party of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances. Each Loan Party shall, at Loan Party’s sole cost and expense:

(a) upon request from Lender, furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Loan Party pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) upon request from Lender, execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Loan Party under the Loan Documents, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances reasonably necessary for carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10 Principal Place of Business, State of Organization. No Loan Party will cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or Borrower’s limited liability company or partnership or other structure (except as permitted pursuant to Section 5.2.10 hereof); provided, that with respect to a change of name only, a Loan Party shall be permitted to make such change if such Loan Party shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents. No Loan Party shall change its organizational structure or place of organization without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s sole discretion. Upon Lender’s request, Loan Party shall, at Loan Party’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization approved in accordance with the foregoing sentence. Loan Party’s principal place of business and chief executive office, and the place where Loan Party keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of such Loan Party) and will continue to be the address of such Loan Party set forth at the introductory paragraph of this Agreement. No Loan Party shall change its organizational identification number. If a Loan Party does not now have an organizational identification number and later obtains one, such Loan Party promptly shall notify Lender of such organizational identification number.

5.1.11 Financial Reporting. (a) Each Loan Party will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of such Loan Party and all items of income and expense in connection with the operation on an individual basis of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable prior written notice and accompanied by a representative of the Loan Parties to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any reasonable costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Properties, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Each Loan Party will furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Loan Party, a complete copy of Loan Party’s annual financial statements in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Properties on a combined basis as well as each Individual Property for such Fiscal Year and containing statements of profit and loss for Loan Party and the Properties and a balance sheet for Loan Party, certified by an officer of Borrower, provided, in the event the audited financial statements of Guarantor are not delivered in accordance with Section 5.1.11(h) below, audited by an independent certified public accountant. Such statements shall set forth the financial condition and the results of operations for the Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing annual net operating income, gross income, and operating expenses.

(c) Each Loan Party will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter (commencing at the conclusion of the first full calendar quarter following the Closing Date) the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Loan Party and the Properties on a combined basis as well as each Individual Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject quarter with resident occupancy information; (ii) quarterly and year-to-date operating statements prepared for each calendar quarter, noting net operating income, gross income, and operating expenses (not including any contributions to the Replacement Reserve Fund and the Required Repair Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such calendar quarter; and (iii) a calculation reflecting the Debt Yield as of the last day of such calendar quarter, subject to verification by Lender. In addition, such certificate shall also be accompanied by an Officer’s Certificate stating that the representations and warranties of each Loan Party set forth in Section 4.1.30 are true and correct as of the date of such certificate.

(d) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. During the continuation of a Cash Sweep Period, to the extent the Borrower is required to submit an Annual Budget to Lender pursuant to the first sentence of this clause (d), such Annual Budget shall be subject to Lender’s written approval (each such Annual Budget, together with each Annual Budget that Lender does not have the right to approve hereunder, an “Approved Annual Budget”), provided, any modifications or adjustments to an Approved Annual Budget during a Cash Sweep Period shall be subject to the Lender’s prior approval. In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges. In the event of a Cash Sweep Period shall commence after an Approved Annual Budget has been approved or deemed approved hereunder, Borrower shall not be required to submit such Approved Annual Budget for approval, provided, any modifications or adjustments thereto during a Cash Sweep Period shall be subject to the Lender’s prior approval.

(e) During the continuance of a Cash Sweep Period, in the event that Borrower or any Loan Party must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which may be given or denied in Lender’s sole discretion.

(f) Loan Party shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Properties and the financial affairs of Loan Party as may be reasonably requested by Lender.

(g) Intentionally Omitted.

(h) Borrower will cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, financial statements audited by an independent certified public accountant, which shall include an annual balance sheet and profit and loss statement of Guarantor, in the form reasonably required by Lender, provided, that so long as Guarantor is a Public Vehicle, Guarantor shall not be required to furnish such financial statements to Lender.

(i) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) via email with report files in electronic form of Microsoft Word, Microsoft Excel or .pdf format, (ii) or, if requested by Lender, in paper form, and/or (iii) or if requested by Lender, on a compact disc. Borrower agrees that Lender may disclose information regarding the Properties and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Secondary Market Transaction to such parties requesting such information in connection with such Secondary Market Transaction.

5.1.12 Business and Operations. Each Loan Party shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Each Loan Party will qualify to do business and will remain in good standing under the laws of each jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties. Each Loan Party shall and Loan Party shall cause Holiday Manager to, at all times during the term of the Loan, subject to the terms of the Operating Lease, continue to own or lease all of the Equipment, Fixtures and Personal Property which are necessary to operate the Properties in a manner consistent with the requirements of the Management Agreement.

5.1.13 Title to the Properties. Each Loan Party shall warrant and defend (a) the title to the each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgages on the Properties, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person, unless the same has been paid or reimbursed by the Title Company under the Title Policy.

5.1.14 Costs of Enforcement. In the event (a) that any Mortgage encumbering any Individual Property is foreclosed in whole or in part or that any Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering any Individual Property prior to or subsequent to any Mortgage covering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, any Loan Party or any of their respective constituent Persons or an assignment by Borrower, any Loan or any of their respective constituent Persons for the benefit of its creditors, Borrower, each Loan Party, their respective successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and expenses, incurred by Lender or any Loan Party in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. After request by Lender, Borrower shall within twenty (20) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17 Performance by Loan Party. Each Loan Party shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, each Loan Party, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, each Loan Party without the prior written consent of Lender.

5.1.18 Confirmation of Representations. Each Loan Party shall deliver, in connection with any Secondary Market Transaction, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations made by Loan Party in the Loan Documents as of the date of the closing of such Secondary Market Transaction in all relevant jurisdictions with any updates as may be necessary for the passage of time (provided that the representations and warranties set forth in Sections 4.1.1, 4.1.3, 4.1.4, 4.1.5 (the last sentence only), 4.1.6, 4.1.7, 4.1.8, 4.1.9, 4.1.11, 4.1.13, 4.1.15, 4.1.32, 4.1.33, 4.1.34 and 4.1.35 shall not be subject to being updated), provided that such updates do not result in the breach of any covenant contained in this Agreement or the other Loan Documents or in a Default or Event of Default, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Guarantor as of the date of the Secondary Market Transaction.

5.1.19 Environmental Covenants. (a) Each Loan Party covenants and agrees that: (i) all uses and operations on or of the Properties, whether by a Loan Party or any other Person, shall be in compliance in all material respects with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances in, on, under or from the Properties; (iii) there shall be no Hazardous Substances in, on, or under the Properties, except those that are (A) in compliance with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law), (B) de-minimis amounts necessary to operate the Properties for the purposes set forth in the Loan Agreement which is not reasonably expected to result in an environmental condition in, on or under the Properties and which are otherwise permitted under and used in compliance with Environmental Law and (C) fully disclosed to Lender in writing; (iv) each Loan Party shall keep the Properties free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”); (v) each Loan Party shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) each Loan Party shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Properties, pursuant to any reasonable written request of Lender made in the event that Lender has reason to believe that an environmental hazard exists on any Individual Property (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lender the reports and other results thereof, and Lender shall be entitled to rely on such reports and other results thereof; (vii) each Loan Party shall, at its sole cost and expense, comply with all reasonable written requests of Lender made in the event that Lender has reason to believe that an environmental hazard exists on any Individual Property (A) reasonably effectuate Remediation of any condition (including but not limited to a Release of a Hazardous Substance) in, on, under or from such Individual Property; (B) comply with any Environmental Law; (C) comply with any directive from any Governmental Authority; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment; (viii) each Loan Party shall not do and shall use commercially reasonable efforts to prevent any Tenant or other user of any Individual Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off such Individual Property), impairs or is reasonably likely to impair the value of such Individual Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to such Individual Property; and (ix) each Loan Party shall promptly notify Lender in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards any Individual Property; (B) any non-compliance with any Environmental Laws related in any way to any Individual Property; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to any Individual Property; and (E) any written or oral notice or other communication of which Loan Party receives or has knowledge (including but not limited to a governmental entity) relating in any way to the release or potential release of Hazardous Substances or Remediation thereof, reasonably likely to result in liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with any Individual Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section.

(b) In the event that Lender has a reasonable basis to believe that an environmental hazard exists on any Individual Property that in Lender’s reasonable discretion is reasonably likely to endanger any Tenants or other occupants of such Individual Property or their guests or the general public or is reasonably likely to materially and adversely affect the value of such Individual Property, upon reasonable notice from Lender, Loan Party shall, at Loan Party’s expense, promptly cause an engineer or consultant reasonably satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s reasonable discretion) and may, if appropriate, include invasive testing and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Lender within a reasonable period or if Lender has reason to believe that an environmental hazard exists on such Individual Property that, in Lender’s reasonable judgment, endangers any Tenant or other occupant of such Individual Property or their guests or the general public or may materially and adversely affect the value of such Individual Property, upon reasonable notice to Borrower, Lender and any other Person designated by Lender, including but not limited to any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, but not the obligation, to enter upon such Individual Property at all reasonable times to assess any and all aspects of the environmental condition of such Individual Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s reasonable discretion). Borrower shall cooperate with and provide Lender and any such Person designated by Lender with access to such Individual Property.

(c) Borrower shall, or shall cause Operating Lessee to, perform and complete all repairs and remediation required by those certain radon testing reports set forth on Schedule VI, attached hereto (collectively, the “Radon Remediation Work”).

5.1.20 Residency Agreements, Leasing Matters and Major Contracts. (a) All Residency Agreements executed after the date hereof shall (i) not permit collection of any Rents more than one month in advance (other than security deposits) and (ii) be written substantially in accordance with the standard form of Residency Agreements previously provided to Lender with such modifications that are reasonably necessary or appropriate to preserve the qualification of any Parent REIT as a REIT for any period or to eliminate or reduce Taxes of such Parent REIT under Sections 856, 857, 860, and 4981 of the Code (and similar provisions of state or local law) for any period) and are otherwise on commercially reasonable and market terms. Each Loan Party shall not execute any assignment of Loan Party’s interest in the Leases or the Rents (except as contemplated by the Loan Documents).

(b) Any Major Contracts with respect to any Individual Property written after the date hereof and any material amendment thereto, shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Upon written request, Borrower shall furnish Lender with executed copies of all Major Contracts to the extent not previously deliver to Lender. During the continuance of an Event of Default, upon written request, Borrower shall or shall cause Manager to, furnish Lender with executed copies of all Leases. All Leases executed after the date hereof shall (i) be written substantially in accordance with the standard form of lease previously provided to Lender and (ii) not permit collection of any of the rents more than one (1) month in advance (other than security deposits). Borrower shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases and Residency Agreements as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, (x) neither Borrower nor any other Loan Party shall enter into a lease of all or substantially all of any Individual Property without Lender’s prior written consent, and (y) any

Major Contracts, Residency Agreements or any new Leases with Tenants or residents that are Affiliates of Borrower or any other Loan Party and all material amendments, modifications, extensions, and renewals thereof shall be subject to the prior written consent of Lender.

5.1.21 Alterations. Loan Party shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld or delayed except with respect to alterations that may have a material adverse effect on Borrower’s or any other Loan Party’s financial condition, the value of the applicable Individual Property or such Individual Property’s Net Operating Income. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s or any other Loan Party’s financial condition, the value of the applicable Individual Property or the applicable Property’s Net Operating Income, provided that such alterations (i) are made in connection with (a) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, (c) alterations performed in connection with the Restoration of an Individual Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement or (ii) with respect to any Individual Property, the cost of which, in the aggregate shall not exceed the greater of (a) $1,000,000 and (b) five percent (5%) of the Release Amount for the applicable Individual Property. If the total unpaid amounts due and payable with respect to alterations to the Improvements at an Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) shall at any time exceed $1,000,000.00 (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations (C) other securities having a rating acceptable to Lender or (D) an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” (and the equivalent by Moody’s) if the term of such letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

5.1.22 Operation of Property. (a) Borrower and each other Loan Party shall cause the Properties to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) as applicable. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower and each other Loan Party to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b) Borrower and each other Loan Party, as applicable, shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement to which it is a party and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it has received notice or has knowledge; (iii) during the continuance of any Cash Sweep Period, promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, or any other material financial or Property written report received by it under the Management Agreement to which it is a party; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement to which it is a party, in a commercially reasonable manner.

5.1.23 Embargoed Person. Borrower and each other Loan Party has performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, any Loan Party and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, any Loan Party or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, any Loan Party or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, any Loan Party or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause any Individual Property to be subject to forfeiture or seizure.

5.1.24 Payment of Obligations. Borrower and each other Loan Party will pay its obligations, including tax liabilities, that, if not paid, could result in a material adverse effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower or such other Loan Party, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (c) the failure to make payment pending such contest could not reasonably be expected to result in a material adverse effect.

5.1.25 Taxes. Each Loan Party will be treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Each Loan Party will timely file or cause to be filed all federal income and other material tax returns and reports required to be filed by it and will pay or cause to be paid all federal income and other material taxes and related liabilities required to be paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which each Loan Party sets aside on its books adequate reserves in accordance with GAAP. No Loan Party will permit any Liens for Section 2.7 Taxes to be imposed on or with respect to any of its income or assets, other than Liens for Section 2.7 Taxes not yet due and payable and for which Loan Party sets aside on its books adequate reserves in accordance with GAAP.

5.1.26 Ground Leases. (a) Borrower shall, at its sole cost and expense, promptly and timely perform and observe all the material terms, covenants and conditions required to be performed and observed by Borrower as lessee under each Ground Lease (including, but not limited to, the payment of all rent, additional rent, percentage rent and other charges required to be paid under each Ground Lease).

(b) If Borrower shall be in default under any Ground Lease, then, subject to the terms of the applicable Ground Lease, Borrower shall grant Lender the right (but not the obligation), to cause the default or defaults under such Ground Lease to be remedied and otherwise exercise any and all rights of Borrower under the Ground Lease, as may be necessary to prevent or cure any default, and Lender shall have the right to enter all or any portion of the related Ground Lease Property at such times and in such manner as Lender deems necessary, to prevent or to cure any such default.

(c) The actions or payments of Lender to cure any default by Borrower under each Ground Lease shall not remove or waive, as between Borrower and Lender, the default that occurred under this Agreement by virtue of the default by Borrower under any Ground Lease. All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the related Security Instrument.

(d) Borrower shall notify Lender promptly in writing of the occurrence of any default by Ground Lessor under any Ground Lease or following the receipt by Borrower of any written notice from Ground Lessor under any Ground Lease noting or claiming the occurrence of any default by Borrower under any Ground Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by Borrower under any Ground Lease. Borrower shall promptly deliver to Lender a copy of any such written notice of default.

(e) Within ten (10) days after receipt of written demand by Lender, Borrower shall use commercially reasonable efforts to obtain from the Ground Lessor under each Ground Lease and furnish to Lender the estoppel certificate of such Ground Lessor stating the date through which rent has been paid and whether or not there are any defaults thereunder and specifying the nature of such claimed defaults, if any.

(f) Borrower shall promptly execute, acknowledge and deliver to Lender such instruments as may be required to permit Lender to cure any default under any Ground Lease or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the security interest of Lender under the Loan Documents with respect to each Ground Lease Property. Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, after the occurrence of an Event of Default, any and all acts and to execute any and all documents that are necessary to preserve any rights of Borrower under or with respect to each Ground Lease, including, without limitation, the right to effectuate any extension or renewal of each Ground Lease, or to preserve any rights of Borrower whatsoever in respect of any part of each Ground Lease (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

(g) Notwithstanding anything to the contrary contained in this Agreement with respect to each Ground Lease:

(i) The lien of the related Security Instrument attaches to all of Borrower’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the Bankruptcy Code, 11 U.S.C. Sections 101 et seq., including, without limitation, all of Borrower’s rights, as debtor, to remain in possession of the related Ground Lease Property.

(ii) Borrower shall not, without Lender’s written consent, elect to treat the Ground Lease as terminated under Subsection 365(h)(l) of the Bankruptcy Code. Any such election made without Lender’s prior written consent shall be void.

(iii) As security for the Debt, Borrower unconditionally assigns, transfers and sets over to Lender all of Borrower’s claims and rights to the payment of damages arising from any rejection by the Ground Lessor under the Ground Lease under the Bankruptcy Code. Lender and Borrower shall proceed jointly or in the name of Borrower in respect of any claim, suit, action or proceeding relating to the rejection of the Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of lessor under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Debt shall have been satisfied and discharged in full. Any amounts received by Lender or Borrower as damages arising out of the rejection of the Ground Lease as aforesaid shall be applied to all costs and expenses of Lender (including, without limitation, reasonable attorney’s fees and costs) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions of this Agreement.

(iv) If, pursuant to Subsection 365(h) of the Bankruptcy Code, Borrower seeks to offset, against the rent reserved in the Ground Lease, the amount of any damages caused by the nonperformance by the Ground Lessor of any of its obligations thereunder after the rejection by Ground Lessor of the Ground Lease under the Bankruptcy Code, then Borrower shall not effect any offset of the amounts so objected to by Lender. If Lender has failed to object as aforesaid within ten (10) days after notice from Borrower in accordance with the first sentence of this Subsection, Borrower may proceed to offset the amounts set forth in Borrower’s notice.

(v) If any action, proceeding, motion or notice shall be commenced or filed in respect of any Ground Lessor of all or any part of the Ground Lease Property in connection with any case under the Bankruptcy Code, Lender and Borrower shall cooperatively conduct and control any such litigation with counsel agreed upon between Borrower and Lender in connection with such litigation. Borrower shall, upon demand, pay to Lender all costs and expenses (including reasonable attorneys’ fees and costs) incurred in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the lien of the related Security Instrument.

(vi) Borrower shall promptly after obtaining knowledge of such filing notify Lender of any filing by or against the Ground Lessor under the Ground Lease of a petition under the Bankruptcy Code, setting forth any information available to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall deliver to Lender any and all notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating to such petition.

(h) if Lender, its nominee, designee, successor, or assignee acquires title and/or rights of Borrower under the Ground Lease by reason of foreclosure of the applicable Security Instrument, deed in lieu of foreclosure or otherwise, such party shall (x) succeed to all of the rights of and benefits accruing to Borrower under the Ground Lease, and (y) be entitled to exercise all of the rights and benefits accruing to Borrower under the Ground Lease. At such time as Lender shall request, Borrower agrees to execute and deliver and use commercially reasonable efforts to cause any third party to execute and deliver to Lender such documents as Lender and its counsel may require in order to insure that the provisions of this section will be validly and legally enforceable and effective against Borrower and all parties claiming by, through, under or against Borrower.

5.1.27 Operating Lease. Borrower shall, (a) cause the Property to be operated pursuant to the Operating Lease; (b) promptly perform and/or observe, in all material respects, all of the covenants, agreements and obligations required to be performed and observed by Borrower under the Operating Lease and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (c) promptly notify Lender of any material default under the Operating Lease; (d) promptly deliver to Lender a copy of each (x) budget and/or capital expenditures plan to the extent such budget or capital expenditures plan was not set forth in the Approved Annual Budget, or (y) material notice received by Borrower under the Operating Lease; (e) promptly enforce in a commercially reasonable manner the performance and observance of all of the material covenants and agreements required to be performed and/or observed by Operating Lessee under the Operating Lease and (f) cause Operating Lessee to deposit all Rents from the Property into the Lockbox Account, as required pursuant to Section 2.6.1.

Section 5.2 Negative Covenants. From the date hereof until payment and performance in full of all obligations of any Loan Party under the Loan Documents or the earlier release of the Liens of the Mortgages encumbering the Properties and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, each Loan Party covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Operation of Property. (a) Loan Party shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld): (i) surrender, terminate, cancel, amend or modify the Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(b) Following the occurrence and during the continuance of an Event of Default, Loan Party shall not exercise any rights, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

5.2.2 Liens. No Loan Party shall create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except for Permitted Encumbrances.

5.2.3 Dissolution. No Loan Party shall (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Properties, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of such Loan Party’s except to the extent permitted by the Loan Documents, or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction, in each case, without obtaining the prior written consent of Lender.

5.2.4 Change In Business. No Loan Party shall enter into any line of business other than the ownership and operation of the Properties, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.5 Debt Cancellation. No Loan Party shall cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Loan Party by any Person, except for adequate consideration and in the ordinary course of such Loan Party’s business.

5.2.6 Zoning. No Loan Party shall initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

5.2.7 No Joint Assessment. No Loan Party shall suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Individual Property.

5.2.8 Intentionally Omitted.

5.2.9 ERISA. (a) Neither Borrower, any other Loan Party nor Guarantor shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (including but not limited to the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code or Similar Law.

(b) Each Loan Party further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) neither Borrower, any other Loan Party nor Guarantor is subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans which is a Similar Law and (B) one or more of the following circumstances is true:

(i) Equity interests in each of Borrower, each other Loan Party and Guarantor are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101 as modified by Section 3 (42) of ERISA (the “Plan Asset Regulations”);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in each of Borrower, each other Loan Party and Guarantor are held by “benefit plan investors” within the meaning of the Plan Asset Regulations; or

(iii) Each of Borrower, each other Loan Party and Guarantor qualifies as an “operating company” or a “real estate operating company” within the meaning of the Plan Asset Regulations or another exception to ERISA applies such that each of Borrower’s and Guarantor’s assets should not constitute “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulations.

(c) Borrower, each other Loan Party and the Guarantor will fund or cause to be funded each Plan established or maintained by Borrower, the Guarantor, each other Loan Party or any ERISA Affiliate, as the case may be, so that there is never a failure to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Internal Revenue Code or Section 302 of ERISA (whether or not such standards are waived). As soon as possible and in any event within ten (10) days after Loan Party knows that any ERISA Event has occurred with respect to any Plan, Lender will be provided with a statement, signed by an Authorized Representative of Borrower, and/or the Guarantor, describing said ERISA Event and the action which the Borrower and/or the Guarantor proposes to take with respect thereto.

5.2.10 Transfers. (a) Each Loan Party acknowledges that Lender has examined and relied on the experience of Borrower, each other Loan Party and their respective stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Properties as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the Other Obligations. Each Loan Party acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Properties.

(b) Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.10, no Loan Party shall, and shall not permit any Restricted Party do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or any part thereof or any legal or beneficial interest therein, (ii) enter into any PACE Loan or (iii) permit a Sale or Pledge of an interest in any Restricted Party, other than (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20, (B) Permitted Transfers, (C) the pledge of direct or indirect equity interests in Borrower or Operating Lessee as security for the Mezzanine Loan, or (D) the exercise by any Mezzanine Lender of any rights or remedies such Mezzanine Lender may have under the applicable Mezzanine Loan Documents with respect to the pledge referred to in the foregoing clause (C).

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell one or more Individual Properties or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

(d) Notwithstanding the provisions of this Section 5.2.10, Lender’s consent shall not be required in connection with one or a series of Transfers, of (i) not more than forty-nine percent (49%) of the stock, the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party and (ii) up to one hundred percent (100%) of the direct or indirect equity interest in Mezzanine Borrower or Leasehold Pledgor to any Affiliate of Borrower that is Controlled by Guarantor and Guarantor owns, directly or indirectly, one-hundred percent (100%) of such Affiliate of Borrower; provided, however, no such Transfers shall result in the change of Control in a Restricted Party, and as a condition to each such Transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer. If after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its

Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender. In addition, at all times, (x) Guarantor must continue to Control Borrower, each other Loan Party and OpCo Manager and own, directly or indirectly, at least a 51% legal and beneficial interest in Borrower, each other Loan Party, and OpCo Manager and (y) for so long as the Loan or Mezzanine Loan shall remain outstanding, (i) no pledge or other encumbrance of any direct interests in any Individual Borrower or Operating Lessee shall be permitted (other than the pledges securing the Mezzanine Loan) and (ii) none of Individual Borrower, Operating Lessee, Mezzanine Leasehold Pledgor or Mezzanine Borrower shall issue preferred equity interests. Lender shall have performed searches and/or received other diligence such that Lender is in compliance with Lender’s then current “know your customer” requirements and to the extent that any Transfer will result in the transferee (either itself or collectively with its affiliates) owning a 25% or greater equity interest (directly or indirectly) in Borrower or any other Loan Party, Lender’s receipt of the Satisfactory Search Results, at Borrower’s cost and expense, shall be a condition precedent to such Transfer.

(e) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s or any other Loan Party’s Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

5.2.11 Ground Lease. (a) Borrower shall not, without Lender’s written consent, fail to exercise any option or right to renew or extend the term of any Ground Lease, and shall give immediate written notice to Lender and shall execute, acknowledge, deliver and record any document requested by Lender to evidence the lien of the related Mortgage on such extended or renewed lease term; provided, however, Borrower shall not be required to exercise any particular such option or right to renew or extend to the extent Borrower shall have received the prior written consent of Lender (which consent may not be unreasonably withheld, delayed or conditioned) allowing Borrower to forego exercising such option or right to renew or extend. If Borrower shall fail to exercise any such option or right as aforesaid, Lender may exercise the option or right as Borrower’s agent and attorney-in-fact as provided above in Lender’s own name or in the name of and on behalf of a nominee of Lender, as Lender may determine in the exercise of its sole and absolute discretion.

(b) Borrower shall not waive, excuse, condone or in any way release or discharge any Ground Lessor under any Ground Lease of or from such Ground Lessor’s obligations, covenant and/or conditions under the related Ground Lease without the prior written consent of Lender.

(c) Borrower shall not, without Lender’s prior written consent, surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend any Ground Lease, other than an expiration of the Ground Lease pursuant to its terms. Consent to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications. Any acquisition of Ground Lessor’s interest in any Ground Lease by Borrower or any Affiliate of Borrower shall be accomplished by Borrower in such a manner so as to avoid a merger of the interests of lessor and lessee in such Ground Lease, unless consent to such merger is granted by Lender.

5.2.12 Operating Lease. Without Lender’s prior written consent, Borrower shall not (a) surrender, terminate or cancel the Operating Lease; (b) reduce or consent to the reduction of the term of the Operating Lease; (c) increase or consent to the increase of the amount of any charges under the Operating Lease; (d) modify, change, supplement, alter or amend the Operating Lease or waive or release any of Borrower’s rights and remedies under the Operating Lease; or (e) waive, excuse, condone or in any way release or discharge Operating Lessee of or from Operating Lessee’s obligations, covenants and/or conditions under the Operating Lease.

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION;

Section 6.1 Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Properties providing at least the following coverages:

(i) comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of $100,000.00 for all such insurance coverage except for water damage not associated with a named storm of $250,000 and hail not associated with a named storm of 3% of the total insurable values with a $250,000 minimum; provided however with respect to windstorm and earthquake coverage, providing for a deductible not to exceed 5% of the total insurable value of the Property; and provided however with respect to flood, providing for a deductible not to exceed the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, for those locations in a “special flood hazard area”, and not to exceed $250,000 for all others; and (D) if any of the Improvements or the use of any Individual Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the full Replacement Cost, and coverage for demolition costs and coverage for increased costs of construction in amounts acceptable to Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to (1) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus (2) such greater amount as Lender shall require, and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event any Individual Property is located in an area with a high degree of seismic activity and the PML/SEL of the Property exceeds twenty percent (20%); provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Section 6.1(a)(i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of each Individual Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least twenty-four (24) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from each Individual Property for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella/excess liability insurance, covering claims related to the structural construction, repairs or alterations being made at the Property which are not covered by or under the terms or provisions of the below mentioned commercial general liability and umbrella/excess liability insurance policies and (B) the insurance provided for in Section 6.1(a)(i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 6.1(a)(i) above, (3) including permission to occupy each Individual Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv) comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Individual Property, such insurance (A) to be on the so-called “claims-made” form (provided such commercial general liability is coupled with a Professional Liability policy, otherwise an “occurrence” form shall be utilized) with a combined limit of not less than $3,000,000.00 in the aggregate and $1,000,000.00 per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts (5) Professional Liability and (6) contractual liability covering the indemnities contained in Article 9 of the Mortgages to the extent the same is available;

(vi) if applicable, commercial automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii) if applicable, worker’s compensation and employee’s liability subject to the worker’s compensation laws of the State in which the applicable Individual Property is located;

(viii) umbrella and excess liability insurance in an amount not less than $39,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under Section 6.1(a)(v) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, if applicable, which umbrella liability coverage shall apply in excess of such supplemental coverage;

(ix) the insurance required under this Section 6.1(a)(i), (ii), (v) and (viii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Section 6.1(a)(i), (ii), (v) and (viii) above at all times during the term of the Loan; and

(x) upon sixty (60) days written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to any Individual Property located in or around the region in which any Individual Property is located.

(b) All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A:X” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, (if Moody’s rates the insurance company. The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies, to be followed by complete copies of the Policies upon issuance, accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender. Borrower shall, within three (3) Business Days forward to Lender a copy of each written notice received by Borrower of any proposed or actual modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

(c) Any blanket insurance Policy shall specifically allocate to any Individual Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 6.1(a) hereof.

(d) All Policies provided for or contemplated by Section 6.1(a) hereof, shall name Borrower as a named insured and, with respect to liability policies, except for the Policies referenced in Section 6.1(a)(vi) and (viii) of this Agreement, shall name Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property policies, including, but not limited to, terrorism, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender..

(e) All property Policies shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be canceled without at least thirty (30) days written notice to Lender, except ten (10) days’ notice for non-payment of premiums;

(iii) the issuers thereof shall give written notice to Lender if the issuers elect not to renew the Policy prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after three (3) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the Default Rate.

Section 6.2 Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Individual Property pursuant to Section 6.4 hereof as nearly as possible to the condition such Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than ten percent (10%) of the Release Amount with respect to the applicable Individual Property and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3 Condemnation. (a) Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the applicable Individual Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a) If the Net Proceeds shall be less than ten percent (10%) of the Release Amount for the applicable Individual Property (the “Restoration Threshold”) and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section (b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no portion of the Improvements is located on such land;

(C) the Operating Lease shall remain in full force and effect;

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion, subject to extension for Force Majeure;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note and the debt service payments under the Mezzanine Note, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(i) hereof, if applicable, or (3) by other funds of Borrower;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of the Ground Leases, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the applicable Individual Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(i) hereof;

(G) the Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion (subject to Force Majeure) and in compliance with all applicable Legal Requirements;

(I) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Individual Property or the Improvements;

(J) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s reasonable approval; and

(K) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section (b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged to perform work in an aggregate amount of $125,000 or more in respect of the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration until such time as fifty percent (50%) of such Restoration has been completed, as certified by the Casualty Consultant, and thereafter five percent (5%) of such costs, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the related Title Insurance Policy, and Lender receives an endorsement to the related Title Insurance Policy insuring the continued priority of the lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall (A) if such Net Proceeds are Insurance Proceeds, be deposited in the Cash Management Account to be disbursed in accordance with this Agreement, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents, and (B) if such Net Proceeds are Condemnation Proceeds, shall be remitted to Lender to prepay the Loan subject to and in accordance with Section 2.4.2 of this Agreement or during the continuance of an Event of Default to be applied to the Debt in such order and priority in Lender’s discretion. In the event there shall be any Net Proceeds remaining after repayment in full of the Debt, such Net Proceeds shall be disbursed to the Mezzanine Lender to be applied in accordance with the Mezzanine Loan Agreement, in the event the Mezzanine Loan shall then be outstanding.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section (b)(vii) hereof may be retained and applied by Lender toward the payment of the Debt in accordance with Section 2.4.2 hereof, whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

(d) In the event of foreclosure of the Mortgage with respect to an Individual Property, or other transfer of title of an Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(e) Notwithstanding anything to the contrary contained in the Loan Documents with respect to the disbursement of Insurance Proceeds or Condemnation Proceeds in respect of any Ground Lease Property, the Loan Parties acknowledge that the Ground Leases provide that the provisions set forth in this Agreement and the other Loan Documents shall govern and Borrower hereby agrees that compliance with the terms of this Agreement. and the other Loan Documents with respect to Insurance Proceeds and Condemnation Proceeds do not create a default under the terms and provisions of the applicable Ground Lease. Borrower shall not grant its consent, approval or waiver with respect to any disbursement of Insurance Proceeds or Condemnation Proceeds in respect of any Ground Lease Property (if such disbursement would violate the terms and provisions of this Section 6.4) as may be requested or required in connection with the terms and provisions of such Ground Lease without first obtaining the written consent, approval, or waiver of Lender.

ARTICLE VII – RESERVE FUNDS

Section 7.1 Required Repairs.

7.1.1 Deposits. Borrower shall cause to be performed the repairs at the Properties, as more particularly set forth on Schedule III hereto (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete or cause the Required Repairs to be completed on or before December 31, 2018 or with respect to any Required Repair denoted with an asterisk, March 31, 2019 (subject to extension for Force Majeure); provided, however, if Borrower shall have been unable to complete a Required Repair by the Required Repair Deadline, after using commercially reasonable efforts to do so and provided that the failure to complete such Required Repair does not endanger any Tenant, resident, patron or other occupant of the applicable Individual Property or the general public and does not materially and adversely affect the value of the applicable Individual Property, the Required Repair Deadline shall be automatically extended solely as to such Required Repair to permit Borrower to complete such Required Repair so long as Borrower is at all times thereafter diligently proceeding to complete the same (provided that such additional period shall not, without the consent of Lender, exceed ninety (90) days in respect of any Required Repair). Upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs at one or more of the Properties or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, Borrower shall deposit with Lender the amount for each Individual Property set forth on such Schedule III hereto to perform the Required Repairs for such Individual Property. Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.6 hereof. Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account”.

7.1.2 Release of Required Repair Funds. Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least thirty (30) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (c) Lender shall have received an Officers’ Certificate (i) stating that all Required Repairs at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs,

(ii) identifying each Person that supplied materials or labor in connection with the Required Repairs performed at such Individual Property to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such Officers’ Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, a title search for such Individual Property indicating that such Individual Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs at such Individual Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Required Repair Account with respect to the any Individual Property (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $25,000.00 (or a lesser amount if the total amount in the Required Repair Account is less than $25,000.00), in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2.

Section 7.2 Tax and Insurance Escrow Fund. Borrower shall pay to Lender on each Payment Date during a Cash Sweep Period, (i) one-twelfth (1/12) of the Taxes and Other Charges that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates, and (ii) one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgages. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges and/or thirty (30) days prior to expiration of the Policies, as the case may be. Notwithstanding the foregoing provisions of this Section 7.2, provided that no Event of Default has occurred and is continuing, to the extent that any of the insurance required to be maintained by Borrower under this Agreement and/or any other Loan Document is effected under a blanket policy reasonably satisfactory to Lender and otherwise in conformance with the requirements of Section 6.1 of this Agreement, Borrower shall not be required to make monthly deposits pursuant to clause (b) of this Section 7.2.

Section 7.3 Replacements and Replacement Reserve.

7.3.1 Replacement Reserve Fund. Borrower shall pay to Lender on each Payment Date during a Cash Sweep Period $170,508.33 (the “Replacement Reserve Monthly Deposit”) which amounts are reasonably estimated by Lender in its sole discretion to be due for capital improvements, replacements and repairs required to be made to the Properties during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”. Any amount held in the Replacement Reserve Account and allocated for an Individual Property shall be released by Lender to Borrower in the event such Individual Property is released from the Lien of its related Mortgage in accordance with Section 2.5 hereof.

7.3.2 Disbursements from Replacement Reserve Account. (a) Lender shall make disbursements from the Replacement Reserve Account to reimburse Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to an Individual Property, replacements of inventory or for costs which are to be reimbursed from the Required Repair Fund.

(b) Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the Replacement Reserve Account necessary to pay for the actual approved costs of Replacements or to reimburse Borrower therefor, upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section (e) hereof) as determined by Lender. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if a Default or an Event of Default exists.

(c) Each request for disbursement from the Replacement Reserve Account shall be in a form specified or approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made. With each request Borrower shall certify that all Replacements have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the applicable Individual Property to which Replacements are being provided. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence satisfactory to Lender of payment of all such amounts. Except as provided in Section (e) hereof, each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested. Borrower shall provide Lender evidence of completion of the subject Replacement satisfactory to Lender in its reasonable judgment.

(d) Borrower shall pay all invoices in connection with the Replacements with respect to which a disbursement is requested prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement. In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement from the Replacement Reserve Account. In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than Fifty Thousand and No/100 Dollars ($50,000.00) for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the applicable Individual Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(e) If (i) the cost of a Replacement exceeds $50,000.00, (ii) the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance such periodic payments, a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the applicable Individual Property and are properly secured or have been installed in the such Individual Property, (C) all other conditions in this Agreement for disbursement have been satisfied, (D) funds remaining in the Replacement Reserve Account are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required, and (E) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f) Borrower shall not be entitled to disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than Twenty-Five Thousand and No/100 Dollars ($25,000.00).

7.3.3 Performance of Replacements. (a) Borrower shall or shall cause Replacements to be made when required in order to keep each Individual Property in good order, condition and repair, and to keep each Individual Property or any portion thereof from deteriorating, ordinary wear and tear and casualty excepted. Borrower shall or shall cause all Replacements to be completed in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b) Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements (i) after the occurrence and during the continuance of an Event of Default or (ii) during a Cash Sweep Period, if the amounts under such contract shall equal or exceed $50,000.00. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(c) After the occurrence and during the continuance of an Event of Default, in the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(d) After the occurrence and during the continuance of an Event of Default, in order to facilitate Lender’s completion or making of such Replacements pursuant to Section (c) above, Borrower grants Lender the right to enter onto any Individual Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect such Individual Property from damage. All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgages. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney in fact with full power of substitution to complete or undertake such Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney in fact as follows: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be reasonably necessary or desirable to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be reasonably required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against any Individual Property, or as may be reasonably necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be reasonably required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with any Individual Property or the rehabilitation and repair of any Individual Property; and (vii) to do any and every act which Borrower would reasonably be expected to do on its own behalf to fulfill the terms of this Agreement.

(e) Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto each Individual Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at each Individual Property, and to complete any Replacements made pursuant to this Section 7.3.3. Borrower shall cause all contractors and subcontractors that provide goods or services in an amount exceeding $1,000,000 to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section (f) or the completion of Replacements pursuant to this Section 7.3.3.

(g) Lender may require an inspection of the Individual Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion of the Replacements for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h) The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender).

(i) Before each disbursement from the Replacement Reserve Account in excess of $500,000, Lender may require Borrower to provide Lender with a search of title to the applicable Individual Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the applicable Individual Property since the date of recordation of the related Mortgage and that title to the applicable Individual Property is free and clear of all Liens (other than the lien of the related Mortgage and any other Liens previously approved in writing by Lender, if any).

(j) All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the applicable Individual Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(k) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

7.3.4 Replacement Reserve Fund. (a) Upon the occurrence and during the continuance of an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to any Individual Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Replacement Reserve Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b) Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4 Intentionally Omitted.

Section 7.5 Ground Lease Reserve.

7.5.1 Deposits to Ground Lease Fund. On each Payment Date after the Closing Date, Borrower shall pay to Lender one-twelfth of the rents (including both base and additional rents) and other charges due under each Ground Lease that Lender estimates will be payable by the applicable Individual Borrower as lessee under the related Ground Lease (collectively, the “Ground Rent”) during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Ground Rent at least thirty (30) days prior to the respective due dates. In addition, on the Closing Date, Borrower shall pay to Lender an amount equal to any Ground Rent payable and outstanding under any Ground Lease within thirty (30) days of the first Payment Date, provided, that no such initial deposit is required to be made on the Closing Date. Amounts so deposited shall hereinafter be referred to as the “Ground Lease Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Ground Lease Reserve Account”. The requirement to deposit the monthly deposit for Ground Rent for any Individual Property required under this Section 7.5.1 shall be waived for each such month, so long as (i) Borrower provides Lender evidence reasonably satisfactory to Lender that an amount equal to the Ground Rent is being paid directly by Loan Party and Loan Party is not in default beyond applicable notice and cure periods under the applicable Ground Lease and (ii) no Event of Default is continuing and no Cash Sweep Period is continuing.

7.5.2 Release of Ground Lease Reserve Fund. Lender shall apply amounts in the Ground Lease Reserve Fund to the payment of the Ground Rent. In making any payment relating to the Ground Rent, Lender may do so according to any bill, statement or estimate procured from the Ground Lessor under each Ground Lease, without inquiry into the accuracy of such bill, statement or estimate. Upon the reasonable request of Borrower, Lender shall deliver to Borrower a copy of any such bill, statement or estimate (provided that any failure by Lender to deliver any such bill, statement or estimate shall not constitute a default hereunder). If the amount of Ground Lease Reserve Funds shall exceed the amounts due for the Ground Rent under each Ground Lease for the immediately succeeding twelve (12) months as determined by Lender, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Ground Lease Reserve Fund. Any amounts remaining in the Ground Lease Reserve Fund after the Debt has been paid in full shall be returned to Borrower. If at any time Lender reasonably determines that the Ground Lease Reserve Fund is not or will not be sufficient to pay the Ground Rent by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Ground Rent.

Section 7.6 Excess Cash Flow Reserve Fund.

7.6.1 Deposits to Excess Cash Flow Reserve Fund. During a Cash Sweep Period, Borrower shall deposit with Lender all Excess Cash Flow in the Cash Management Account, which shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.

7.6.2 Release of Excess Cash Flow Reserve Funds. Upon the occurrence of a Cash Sweep Event Cure, all Excess Cash Flow Reserve Funds shall be deposited into the Cash Management Account to be disbursed in accordance with the Cash Management Agreement. Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full shall be paid to Borrower.

Section 7.7 Reserve Funds, Generally. (a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

(b) Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Lender’s Servicer. Unless expressly provided for in this Article VII, all interest on a Reserve Fund shall be added to and become a part thereof. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.

(d) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e) Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f) The required monthly deposits into the Reserve Funds and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.

(g) Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be paid (A) if any portion of the Mezzanine Loan Debt (other than any contingent liabilities that survive repayment of the debt under the Mezzanine Loan Documents) is then outstanding, to Mezzanine Lender, (B) if no portion of the Mezzanine Loan Debt (other than any contingent liabilities that survive repayment of the debt under the Mezzanine Loan Documents), to Borrower.

ARTICLE VIII– DEFAULTS

Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if any portion of the Debt is not paid when due;

(ii) if any of the Taxes or Other Charges are not paid prior to delinquency (unless contested in good faith and in accordance with the terms hereunder), unless the amount payable has been adequately reserved for pursuant to this Agreement (in which event such failure shall not constitute an Event of Default);

(iii) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request within ten (10) Business Days of such request;

(iv) if Borrower or any Loan Party Transfers or otherwise encumbers any portion of any Individual Property without Lender’s prior written consent in violation of the provisions of this Agreement or Article 6 of the Mortgage;

(v) if any representation or warranty made by Borrower or any other Loan Party herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, that with respect to any such breach which was unintentionally made and which is susceptible of being cured, such breach shall not be deemed an Event of Default hereunder unless and until it shall remain uncured for thirty (30) days after Borrower receives written notice of such breach; provided that Borrower acknowledges and agrees that the representations and warranties set forth in Sections 4.1.3, 4.1.4, 4.1.5 (the last sentence only), 4.1.6, 4.1.7, 4.1.8, 4.1.9, 4.1.11, 4.1.13, 4.1.15, 4.1.32, 4.1.33, 4.1.34 and 4.1.35 are not capable of being cured; provided, further, however, that in the case of a breach of Section 4.1.1, such breach shall not constitute an Event of Default in the event that such breach shall be remedied within a timely manner and in any event within not more than thirty (30) days of Borrower obtaining knowledge of such breach;

(vi) if Borrower or any other Loan Party shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower or any other Loan Party or if Borrower or any other Loan Party shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or any other Loan Party, or if any proceeding for the dissolution or liquidation of Borrower or any Loan Party shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or any other Loan Party upon the same not being discharged, stayed or dismissed within thirty (30) days;

(viii) if Borrower or any other Loan Party attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor or such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days; provided, further, however, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default;

(x) if Borrower or any other Loan Party breaches any covenant contained in Section 4.1.30 hereof unless, in the case of Section 4.1.30, if such breach is susceptible of cure, Borrower shall have (x) cured such breach, and (y) delivered to Lender an Additional Insolvency Opinion or an update from the law firm under the most recent Insolvency Opinion previously delivered to Lender to the effect that such breach or violation not negate or impair the Insolvency Opinion previously delivered to Lender, in each case, within thirty (30) days of Borrower becoming aware of such breach, or any negative covenant contained in Section 5.2 hereof;;

(xi) intentionally omitted;

(xii) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect unless Borrower shall have (x) cured such default, and (y) delivered to Lender an Additional Insolvency Opinion or an update from the law firm under the most recent Insolvency Opinion previously delivered to Lender to the effect that such breach does not negate or impair the Insolvency Opinion previously delivered to Lender, in each case, within thirty (30) days of Borrower becoming aware of such default;

(xiii) if a material default by any Loan Party has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement); provided, however, that no Event of Default shall exist hereunder if (x) prior to the earlier of (A)the date on which Manager elects to terminate the Management Agreement and (B) thirty (30) days’ after notice of such default, Manager shall waive such default or (y) Borrower engages a Qualified Manager in accordance with the terms and as required by this Agreement within thirty (30) days’ notice of the default under the Management Agreement;

(xiv) if Borrower or any other Loan Party shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof for three (3) Business Days after notice to Borrower from Lender;

(xv) Borrower or any other Loan Party shall fail to obtain and/or maintain the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable, as required pursuant to Section 2.2.7 hereof;

(xvi) if Borrower or any other Loan Party shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xv) above, for ten (10) days after notice to Borrower or any other Loan Party from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower or any other Loan Party shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xvii) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower, any other Loan Party, Guarantor or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xviii) (A) a breach or default by Borrower under any condition or obligation contained in the Ground Lease that is not cured within any applicable cure period provided therein, (B) there occurs any event or condition (beyond any applicable notice and cure period or without any opportunity to cure) that gives the lessor under the Ground Lease a right to terminate or cancel the Ground Lease, or (C) the Ground Lease Property shall be surrendered or the Ground Lease shall be terminated or cancelled for any reason or under any circumstances whatsoever, or (D) any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the prior written consent of Lender in violation of the provisions of this Agreement;;

(xix) intentionally omitted; or

(xx) if any Operating Lease is amended, modified or terminated in violation of the terms of this Agreement.

(b) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and any other Loan Party and in and to any or all of the Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any other Loan Party and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower and any other Loan Party hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower and any other Loan Party hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower and any other Loan Party under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower and any other Loan Party or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of any Individual Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower and each other Loan Party agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and each other Loan Party and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in any preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties, or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower and any other Loan Party defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Mortgages to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Mortgages to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgages as Lender may elect. Notwithstanding one or more partial foreclosures, the remaining Properties shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.

(c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower and each other Loan Party shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Following the occurrence and during the continuance of an Event of Default, Borrower and each other Loan Party hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower and each other Loan Party ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower and any other Loan Party pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower or any other Loan Party shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or any other Loan Party or to impair any remedy, right or power consequent thereon.

ARTICLE IX – SPECIAL PROVISIONS

Section 9.1 Secondary Market Transaction.

9.1.1 Sale of Notes and Secondary Market Transaction. (a) Borrower and each other Loan Party acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, designate an administrative agent, or issue one or more participations therein (such sales and/or participations, collectively, a “Secondary Market Transaction”).

(b) At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower or any other Loan Party under this Agreement, Borrower and each other Loan Party shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors in connection with any such Secondary Market Transaction. Lender shall have the right to provide to prospective investors any information in its possession, including, without limitation, financial statements relating to Borrower, each other Loan Party Guarantor, if any, the Properties and any Tenant of the Improvements. Borrower and each other Loan Party acknowledges that certain information regarding the Loan and the parties thereto and the Properties may be included in a private placement memorandum, prospectus or other disclosure documents. Borrower each other Loan Party agrees that each of Borrower, Loan Party, Guarantor and their respective officers and representatives, shall, at Lender’s request, at its sole cost and expense, cooperate with Lender’s efforts to arrange for a Secondary Market Transaction in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors in connection with any such Secondary Market Transaction.

(c) Borrower and each other Loan Party agree to make upon Lender’s written request, without limitation, all structural or other changes to the Loan (including delivery of one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan and such new notes or modified note may have different interest rates), modifications to any documents evidencing or securing the Loan, creation of one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers), delivery of opinions of counsel acceptable to potential investors and addressing such matters as potential investors may reasonably require; provided, however, that in creating such new notes or modified notes Borrower shall not be required to modify (i) the initial weighted average interest rate payable under the Note, (ii) the stated maturity of the Note, (iii) the aggregate amortization of principal of the Note, (iv) any other material economic term of the Loan, (v) create any other material obligations on any Loan Party, or (vi) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents. In connection with the foregoing, Borrower covenants and agrees to modify the Cash Management Agreement to reflect the newly created components.

(d) Borrower and each other Loan Party agrees that each participant pursuant to Section 9.1.1(a) shall be entitled to the benefits of Section 2.2.3(f) and (g) and Section 2.7 (subject to the requirements and limitations therein, including the requirements under Section 2.7(e) (it being understood that the documentation required under Section 2.7(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant shall not be entitled to receive any greater payment under Section 2.2.3(f) or Section 2.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in a requirement of law or in the interpretation or application thereof, or compliance by such participant or the participating Lender with any request or directive (whether or not having the force of law) issued from any central bank or other Governmental Authority, in each case after the participant acquired the applicable participation.

(e) JPMorgan Chase Bank, National Association, or an agent appointed by it, in either case acting solely for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of each Lender, and the principal amounts (and stated interest) of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f) Each Lender that sells a participation pursuant to Section 9.1.1(a) shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

9.1.2 Secondary Market Transaction Costs. All reasonable third party costs and expenses incurred by Borrower, Guarantors and Manager in connection with Borrower’s complying with requests made under this Section 9.1 shall be paid by Borrower.

9.1.3 Uncross of Properties. Borrower and each other Loan Party agrees that at any time Lender shall have the unilateral right to elect to uncross any of the Properties (the “Affected Property”). In furtherance thereof, Lender shall have the right to (i) sever or divide the Note and the other Loan Documents in order to allocate to such Affected Property the portion of the Loan allocable to such Property (the “Allocated Loan Amount”) evidenced by a new note and secured by such other loan documents (collectively, the “New Note”) having a principal amount equal to the Loan Amount applicable to such Affected Property, (ii) segregate the applicable portion of each of the Reserve Funds relating to the Affected Property, (iii) release any cross-default and/or cross-collateralization provisions applicable to such Affected Property and (iv) take such additional action consistent therewith; provided, that such New Note secured by such Affected Property, together with the Loan Documents secured by the remaining Properties, shall not increase in the aggregate (A) any monetary obligation of Borrower under the Loan Documents, or (B) any right or other obligation of Borrower or any other Loan Party under the Loan Documents other than to a de minimis extent. In connection with the transfer of any such Affected Property as provided for in this Section 9.1.3, the Loan shall be reduced by an amount equal to amount of the New Note applicable to such Affected Property and the new loan secured by such Affected Property and evidenced by the New Note shall be in an amount equal to such Allocated Loan Amount. Subsequent to the release of the Affected Property from the lien of the Loan pursuant to this Section 9.1.3, the balances of the components of the Loan shall be the same as they would have been had a prepayment occurred in an amount equal to the Allocated Loan Amount of the Affected Property. Provided that no Event of Default shall have occurred and be continuing under the Loan Documents, Lender shall cause all reasonable costs and expenses incurred by Borrower in connection with this Section 9.1.3 (including, without limitation, any costs and expenses incurred by Borrower in connection with the transfer of the Affected Property to a Special Purpose Entity and the maintenance and operation of such Special Purpose Entity) to be paid by Lender.

Section 9.2 Intentionally Omitted.

Section 9.3 Exculpation. (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of any Loan Party to perform and observe the obligations contained in the Note, this Agreement, the Mortgages or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against any Loan Party, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgages and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Loan Party only to the extent of Loan Party’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgages and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against any Loan Party in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgages or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name any Loan Party as a party defendant in any action or suit for foreclosure and sale under any of the Mortgages; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any assignment of leases contained in the Mortgages; or (f) constitute a prohibition against Lender to seek a deficiency judgment against any Loan Party in order to fully realize the security granted by each of the Mortgages or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Properties

(b) Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover, and Borrower shall be fully and personally liable and subject to legal action, for any actual, out-of-pocket loss, cost, expense, damage, claim or other obligation (including without limitation reasonable attorneys’ fees and court costs) (but excluding consequential, punitive and special damages unless the same are required to be paid to any third party) reasonably incurred or suffered by Lender arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by any Individual Borrower, any other Loan Party or Guarantor in connection with the Loan;

(ii) the gross negligence or willful misconduct of any Individual Borrower, any other Loan Party or Guarantor in connection with the Property;

(iii) material physical waste of any Individual Property (except if sufficient cash flow is not available to Borrower from the Property to prevent such material physical waste, so long as such insufficiency does not arise from the intentional misappropriation or conversion of revenues by any Loan Party or Guarantor);

(iv) the removal or disposal of any portion of any Individual Property in violation of the Loan Documents after and during the continuance of an Event of Default unless (A) such Personal Property shall be replaced by property of the same utility and of equivalent or greater value and (B) such removal or disposal of such Personal Property is in the ordinary course of Borrower’s or Loan Party’s business;

(v) the misappropriation, misapplication or conversion by any Individual Borrower, any other Loan Party or Guarantor of (A) any Insurance Proceeds paid to a Loan Party by reason of any loss, damage or destruction to any Individual Property, (B) any Awards received by a Loan Party in connection with a Condemnation of all or a portion of any Individual Property, (C) any Rents following and during the continuance of an Event of Default, or (D) any Rents paid more than one month in advance;

(vi) failure to pay uncontested charges for labor or materials or other uncontested charges or judgments incurred by an Individual Borrower that can create Liens on any portion of any Individual Property (other than a Lien for local real estate taxes and assessments not then due and payable, a Permitted Encumbrance or a utility or access easement which does not materially impair the use or value of the Property) except to the extent (A) such charges are incurred by an Individual Borrower in accordance with the Loan Documents and (B) sufficient funds are not available from the operation of the Individual Property to pay such charges after payment of debt service and normal operating expenses;

(vii) any security deposits, advance deposits or any other deposits collected with respect to any Individual Property which are not delivered to Lender upon a foreclosure of any Individual Property or action in lieu thereof, to the extent permissible under applicable law and except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(viii) Borrower’s failure to obtain and/or maintain the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable, as required pursuant to Section 2.2.7 hereof;

(ix) the determination by a court of competent jurisdiction that any payment made by NCT Master Tenant I LLC or Holiday AL Holding LP to Borrower, any other Loan Party, Guarantor or any of their respective Affiliates is a preference or otherwise avoidable in a bankruptcy;

(x) with respect to the Cold Springs Property, the failure by any Person to pay Taxes or charges for labor or materials or other charges or judgments that can create Liens on the tax lot for such Individual Property,

(xi) failure by any Individual Borrower, Principal or Operating Lessee to maintain its status as a Single Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30;

(xii) failure to perform and complete (including payment of all costs and expenses in connection therewith) all Radon Remediation Work;

(xiii) arising out of the failure of any of the Stoneybrook Property, the Essex Property and/or the Hidden Lakes Property to comply with any applicable zoning regulations or other Legal Requirements.

(c) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (i) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgages or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (ii) the Debt shall be fully recourse to Borrower in the event of any of the following:

(A) (1) any Individual Borrower or any other Loan Party filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (2) the filing of an involuntary petition against any Individual Borrower or any other Loan Party under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which any Individual Borrower, any other Loan Party or Guarantor colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against any Individual Borrower from any Person; (3) any Individual Borrower or any other Loan Party fails to oppose any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law unless there is no good faith defense to such involuntary petition, other than at the request or with the consent of Lender; (4) any Individual Borrower or any other Loan Party consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, any other Loan Party or any portion of any Individual Property other than at the request or with the prior, written consent of Lender; (5) any Individual Borrower or any other Loan Party making an assignment for the benefit of creditors other than at the request or with the prior, written consent of Lender, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due (except for admissions reasonably believed to be truthful when made) or

(B) if (1) any Individual Borrower or any other Loan Party fails to maintain its status as a Single Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof (excluding any provision relating to solvency, adequacy of capital or payment of debts as they come due), each as required by, and in accordance with, the terms and provisions of this Agreement or the Mortgages; but only if such failure is cited in connection with a pending bankruptcy proceeding by a court of competent jurisdiction as a factor in connection with ordering the substantive consolidation of the assets and liabilities of such Individual Borrower or other Loan Party with any Person other than an Individual Borrower or other Loan Party (except upon a motion or pleading seeking a substantive consolidation brought or actively supported by Lender); (3) any Individual Borrower or any other Loan Party fails to obtain Lender’s prior written consent to any Indebtedness or voluntary Lien encumbering the

Properties; (4) any Individual Borrower or any other Loan Party fails to obtain Lender’s prior written consent to any Transfer as required by this Agreement or the Mortgages, (5) if Guarantor (or any Person comprising Guarantor), Borrower, any other Loan Party or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Guaranty, the Note, the Mortgage or any other Loan Document, raises a defense or seeks judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan, other than any defense made in good faith and not for the purpose of delaying, hindering or impairing Lender’s rights and remedies under the Loan Documents or (6) any material modification or termination of the Ground Lease without Lender’s consent to the extent such consent is required pursuant to the terms of this Agreement.

Notwithstanding the foregoing, Guarantor shall not be liable for any Guaranteed Obligations (as defined in the Guaranty) first arising or occurring following the date of (i) the consummation of any enforcement action by Lender under the Loan Documents (including, a foreclosure or acceptance of a deed or assignment in lieu of foreclosure) which results in Lender or a designee thereof or a third-party purchaser taking title to the Property, or (ii) any foreclosure, acceptance of an assignment in lieu of foreclosure upon the Pledged Collateral for any Mezzanine Loan by a Mezzanine Lender and which, in each case, results in Borrower not being under direct or indirect Control of or common Control with Guarantor, provided, however, (A) Guarantor shall remain liable for any Guaranteed Obligations (x) actually caused by the actions of Guarantor or any Person Controlled by Guarantor, whether such actions occurred prior to or after the occurrence of any of the actions set forth in clauses (i) or (ii) above (each, an “Enforcement Action”), and (y) to the extent arising from any circumstance, condition, action or event occurring prior to the occurrence of an Enforcement Action, including, to the extent the applicable circumstance, condition, action or event occurred prior to the occurrence of an Enforcement Action, but is not discovered until after the occurrence of such Enforcement Action and (B) Guarantor’s liability shall be automatically reinstated upon any Enforcement Action being set aside, rescinded or invalidated, except Guarantor shall not be liable for any loss damage, cost, expense, liability, claim or other obligation arising from the actions or omissions of Lender, any Mezzanine Lender, any receiver or any transferee or designee thereof during the period between the effective date of the Enforcement Action and the date such Enforcement Action is set aside, rescinded or invalidated.

Section 9.4 Matters Concerning Manager. If (a) with respect to OpCo Manager, an Event of Default hereunder has occurred and remains uncured, (b) Manager shall become subject to a Bankruptcy Action, or (c) a default occurs beyond all applicable notice and cure periods under the Management Agreement, Borrower or the applicable Loan Party shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates, provided, with respect to Holiday Manager under the foregoing clauses (b) and (c), Lender shall not request any such termination unless (i) a Cash Sweep Period is in effect, (ii) an Event of Default is continuing or (iii) in the reasonable judgment of Lender, such default under the Management Agreement or such Bankruptcy Action is reasonably likely to result in a Material Adverse Effect.

Section 9.5 Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set up fees or any other initial costs relating to or arising under the Servicing Agreement, but Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges are due pursuant to Section 2.3.4 and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or expenses paid by Servicer or trustee in respect of the protection and preservation of the Properties (including, without limitation, payments of Taxes and Insurance Premiums) and (b) all costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees payable by Lender to Servicer: (i) as a result of an Event of Default under the Loan or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents or of any insolvency or bankruptcy proceeding; (ii) any liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees that are due and payable to Servicer under the Servicing Agreement or the trustee, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis; (iii) the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer or the trustee may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement); or (iv) any special requests made by Borrower or any other Loan Party or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, assumption or modification of the Loan.

ARTICLE X – MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower or any other Loan Party, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3 Governing Law. (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER AND EACH OTHER LOAN PARTY IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH LOAN PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR ANY LOAN PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW

YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH LOAN PARTY WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH LOAN PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CT CORPORATION SYSTEM

111 EIGHTH AVENUE

NEW YORK, NEW YORK 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO ANY LOAN PARTY IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower or any other Loan Party, shall entitle Borrower or such other Loan Party to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:            JPMorgan Chase Bank, National Association

                                 383 Madison Avenue, 31st Floor

                                 New York, New York 10179

                                 Attention: Thomas Nicholas Cassino

                                 Facsimile No.: (212) 834-6029

with a copy to:        JPMorgan Chase Bank, National Association

                                 SPG Middle Office/CIB

                                 4 Chase Metrotech Center, 4th Floor

                                 Brooklyn, New York 11245-0001

                                 Attention: Nancy Alto

                                 Facsimile No.: (917) 546-2564

                                 and

                                 Cadwalader, Wickersham & Taft LLP

                                 One World Financial Center

                                 New York, New York 10281

                                 Attention: William P. McInerney, Esq.

                                 Facsimile No.: (212) 504-6666

If to Borrower or any other Loan Party:

                                 c/o Fortress Investment Group LLC

                                 1345 Avenue of the Americas, 45th Floor

                                 New York, New York 10105

                                 Attention: General Counsel

                                 Fax: 212-798-6070

With a copy to:         Skadden, Arps, Slate, Meagher & Flom LLP

                                   4 Times Square

                                   New York, New York 10036

                                   Attention: Vered Rabia, Esq.

                                   Facsimile No.: (917) 777-2892

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7 Trial by Jury. EACH LOAN PARTY HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH LOAN PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. No Loan Party shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower or such other Loan Party and except with respect to matters for which a Loan Party is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each Loan Party hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to such other Loan Party.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, each Loan Party agrees that neither Lender nor its agents shall be liable for any monetary damages, and each Loan Party’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for each Loan Party (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); provided that Borrower shall not be required to pay for costs and expenses incurred by Lender in connection with a Secondary Market Transaction; (ii) each Loan Party’s ongoing performance of and compliance with each Loan Party’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by any Loan Party; (v) securing each Loan Party’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting any Loan Party, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from any Loan Party under this Agreement, the other Loan Documents or with respect to the Properties

(including, without limitation, any fees and expenses incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing any Loan Party’s defaults under the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.5; provided, however, that no Loan Party shall be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or Cash Management Account, as applicable.

(b) Each Loan Party shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by any Loan Party of its obligations under, or any material misrepresentation by any Loan Party contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Loan Party shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which any Loan Party may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by any Loan Party in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by such Loan Party.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Each Loan Party and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between any Loan Party and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender. (b) This Agreement and the other Loan Documents are solely for the benefit of Lender and each Loan Party and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and each Loan Party any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising by any Loan Party or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, JPMorgan Chase Bank, National Association, or any of their Affiliates shall be subject to the prior written approval of Lender and JPMorgan Chase Bank, National Association in their sole discretion; provided, that the foregoing shall not include any filings which may be required with Governmental Authorities and financial or regulatory authorities which shall not be subject to the foregoing. No news release, publicity or advertising intended to reach the general public shall contain the name of Fortress Investment Group or any Affiliate thereof, or any part thereof, without the prior written consent of Borrower, provided that, Lender is expressly permitted hereunder, and no consent of Borrower or any other Person shall be required with respect to, Lender’s use of the name Fortress Investment Group or any Affiliate thereof, or any part thereof in connection with only one or more Secondary Market Transactions of all or any part of the Loan and with Lender’s reasonable and customary marketing activities that are a part of any such Secondary Market Transaction.

Section 10.18 Cross Default; Cross Collateralization; Waiver of Marshalling of Assets. (a) Each Loan Party acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Each Loan Party agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b) To the fullest extent permitted by law, each Loan Party, for itself and its successors and assigns, waives all rights to a marshalling of the assets of such Loan Party, such Loan Party’s partners and others with interests in such Loan Party, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, each Loan Party, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure each Loan Party does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19 Waiver of Counterclaim. Each Loan Party hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Each Loan Party acknowledges that, with respect to the Loan, it shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in any Loan Party, and each Loan Party hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Each Loan Party acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of each Loan Party or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Each Loan Party hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Each Loan Party hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of any Loan Party or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between any Loan Party and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each of the entities comprising the Borrower shall be joint and several. If Operating Lessee consists of more than one (1) Person the obligations and liabilities of each of the entities comprising Operating Lessee shall be joint and several. If OpCo Manager consists of more than one (1) Person the obligations and liabilities of each of the entities comprising the OpCo Manager shall be joint and several.

Section 10.24 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b) the right, upon not less than fifteen (15) Business Days prior written notice to the Loan Parties in accordance with the terms of this Agreement, to examine the books and records of the Loan Parties at any reasonable times during business hours but no more than one (1) time during any calendar year; provided that any such examination shall be conducted so as not to unreasonably interfere with the business of Borrower, Master Tenant and each Operator or any Tenants or other occupants of any Individual Property;

(c) the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

(d) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).

The rights described above in this Section 10.24 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

Section 10.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. (a) Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii) the effects of any Bail-in Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

As used in this Section 10.25 the following terms have the following meanings ascribed thereto: (i) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution; (ii) “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; (iii) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (x) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (iv) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway; (v) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (vi) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; and (vii) “Write Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

NIC 12 ARLINGTON PLAZA OWNER LLC
NIC 13 THE BENTLEY OWNER LLC
NIC 12 BLAIR HOUSE OWNER LLC
NIC 12 BLUE WATER LODGE OWNER LLC
NIC 12 BRIARCREST ESTATES OWNER LLC
NIC 12 CHATEAU RIDGELAND OWNER LLC
NIC 12 CHERRY LAUREL OWNER LLC
NIC 12 COLONIAL HARBOR OWNER LLC
NIC 12 COUNTRY SQUIRE OWNER LLC
NIC 12 COURTYARD AT LAKEWOOD OWNER LLC
NIC 12 DESOTO BEACH CLUB OWNER LLC
NIC 13 DOGWOOD ESTATES OWNER LLC
NIC 12 EL DORADO OWNER LLC
NIC 12 ESSEX HOUSE OWNER LLC
NIC 12 FLEMING POINT OWNER LLC
NIC 13 FOUNTAINS AT HIDDEN LAKES OWNER LLC
NIC 12 GRASSLANDS ESTATES OWNER LLC
NIC 12 GREELEY PLACE OWNER LLC
NIC 12 GRIZZLY PEAK OWNER LLC
NIC 13 HIDDEN LAKES OWNER LLC
NIC 13 ILLAHEE HILLS OWNER LLC
NIC 12 JACKSON OAKS OWNER LLC
NIC 13 LODGE AT COLD SPRING OWNER LLC
NIC 13 MADISON ESTATES OWNER LLC
NIC 13 MANOR AT OAKRIDGE OWNER LLC
NIC 12 MAPLE DOWNS OWNER LLC
NIC 13 OAKWOOD HILLS OWNER LLC
NIC 13 ORCHID TERRACE OWNER LLC
NIC 13 PALMER HILLS OWNER LLC
NIC 12 PARKWOOD ESTATES OWNER LLC
NIC 13 PINEWOOD HILLS OWNER LLC
NIC 12 PIONEER VALLEY LODGE OWNER LLC
NIC 13 PUEBLO REGENT OWNER LLC
NIC 12 REGENCY RESIDENCE OWNER LLC

NIC 13 THE REGENT OWNER LLC
NIC 13 ROCK CREEK OWNER LLC
NIC 13 SHELDON OAKS OWNER LLC
NIC 12 SIMI HILLS OWNER LLC
NIC 13 SKY PEAKS OWNER LLC
NIC 12 STONEYBROOK LODGE OWNER LLC
NIC 12 SUMMERFIELD ESTATES OWNER LLC
NIC 13 THORNTON PLACE OWNER LLC
NIC 13 UFFELMAN ESTATES OWNER LLC
NIC 12 VENTURA PLACE OWNER LLC
NIC 13 VILLAGE GATE OWNER LLC
NIC 13 VISTA DE LA MONTANA OWNER LLC
NIC 13 WALNUT WOODS OWNER LLC
NIC 13 THE WESTMONT OWNER LLC
NIC 13 WHITEROCK COURT OWNER LLC, each a Delaware limited liability company

By:	/s/ Ivy Hernandez
Name: Ivy Hernandez
Title: Vice President

[SIGNATURES CONTINUE ON NEXT PAGE]

NIC 13 DURHAM REGENT OWNER LP, a Delaware limited partnership

By: NIC 13 Durham Regent Owner GP, LLC, its general partner

By:	/s/ Ivy Hernandez
Name: Ivy Hernandez
Title: Vice President

NIC 13 JORDAN OAKS OWNER LP, a Delaware limited partnership

By: NIC 13 Jordan Oaks Owner GP, LLC, its general partner

By:	/s/ Ivy Hernandez
Name: Ivy Hernandez
Title: Vice President

The undersigned hereby execute this Agreement solely for the purposes of agreeing to comply with, perform and observe all obligations, covenants, obligations and duties and make, as and when required, the representations and warranties, hereunder and under any other Loan Document that purport to bind it or apply to it as a “Operating Lessee” or “OpCo Manager”.

NEEDLE INTERCO TENANT LLC, a Delaware limited liability company

By:	/s/ Ivy Hernandez
Name: Ivy Hernandez
Title: Vice President

NIC 12 ARLINGTON PLAZA MANAGEMENT LLC
NIC 13 THE BENTLEY MANAGEMENT LLC
NIC 12 BLAIR HOUSE MANAGEMENT LLC
NIC 12 BLUE WATER LODGE MANAGEMENT LLC
NIC 12 BRIARCREST ESTATES MANAGEMENT LLC
NIC 12 CHATEAU RIDGELAND MANAGEMENT LLC
NIC 12 CHERRY LAUREL MANAGEMENT LLC
NIC 12 COLONIAL HARBOR MANAGEMENT LLC
NIC 12 COUNTRY SQUIRE MANAGEMENT LLC
NIC 12 COURTYARD AT LAKEWOOD MANAGEMENT LLC
NIC 12 DESOTO BEACH CLUB MANAGEMENT LLC
NIC 13 DOGWOOD ESTATES MANAGEMENT LLC
NIC 13 DURHAM REGENT MANAGEMENT LLC
NIC 12 EL DORADO MANAGEMENT LLC
NIC 12 ESSEX HOUSE MANAGEMENT LLC
NIC 12 FLEMING POINT MANAGEMENT LLC
NIC 13 FOUNTAINS AT HIDDEN LAKES MANAGEMENT LLC

NIC 12 GRASSLANDS ESTATES MANAGEMENT LLC
NIC 12 GREELEY PLACE MANAGEMENT LLC
NIC 12 GRIZZLY PEAK MANAGEMENT LLC
NIC 13 HIDDEN LAKES MANAGEMENT LLC
NIC 13 ILLAHEE HILLS MANAGEMENT LLC
NIC 12 JACKSON OAKS MANAGEMENT LLC
NIC 13 JORDAN OAKS MANAGEMENT LLC
NIC 13 LODGE AT COLD SPRING MANAGEMENT LLC
NIC 13 MADISON ESTATES MANAGEMENT LLC
NIC 13 MANOR AT OAKRIDGE MANAGEMENT LLC
NIC 12 MAPLE DOWNS MANAGEMENT LLC
NIC 13 OAKWOOD HILLS MANAGEMENT LLC
NIC 13 ORCHID TERRACE MANAGEMENT LLC
NIC 13 PALMER HILLS MANAGEMENT LLC
NIC 12 PARKWOOD ESTATES MANAGEMENT LLC
NIC 13 PINEWOOD HILLS MANAGEMENT LLC
NIC 12 PIONEER VALLEY LODGE MANAGEMENT LLC
NIC 13 PUEBLO REGENT MANAGEMENT LLC
NIC 12 REGENCY RESIDENCE MANAGEMENT LLC
NIC 13 THE REGENT MANAGEMENT LLC
NIC 13 ROCK CREEK MANAGEMENT LLC
NIC 13 SHELDON OAKS MANAGEMENT LLC
NIC 12 SIMI HILLS MANAGEMENT LLC
NIC 13 SKY PEAKS MANAGEMENT LLC
NIC 12 STONEYBROOK LODGE MANAGEMENT LLC

NIC 12 SUMMERFIELD ESTATES MANAGEMENT LLC
NIC 13 THORNTON PLACE MANAGEMENT LLC
NIC 13 UFFELMAN ESTATES MANAGEMENT LLC
NIC 12 VENTURA PLACE MANAGEMENT LLC
NIC 13 VILLAGE GATE MANAGEMENT LLC
NIC 13 VISTA DE LA MONTANA MANAGEMENT LLC
NIC 13 WALNUT WOODS MANAGEMENT LLC
NIC 13 THE WESTMONT MANAGEMENT LLC
NIC 13 WHITEROCK COURT MANAGEMENT LLC, each a Delaware limited liability company

By:	/s/ Ivy Hernandez
Name: Ivy Hernandez
Title: Vice President

LENDER:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America

By:	/s/ Simon B. Burce
Name: Simon B. Burce
Title: Vice President

SCHEDULE I-A

(INDIVIDUAL BORROWERS)

NIC 12 Arlington Plaza Owner LLC

NIC 13 The Bentley Owner LLC

NIC 12 Blair House Owner LLC

NIC 12 Blue Water Lodge Owner LLC

NIC 12 Briarcrest Estates Owner LLC

NIC 12 Chateau Ridgeland Owner LLC

NIC 12 Cherry Laurel Owner LLC

NIC 12 Colonial Harbor Owner LLC

NIC 12 Country Squire Owner LLC

NIC 12 Courtyard at Lakewood Owner LLC

NIC 12 Desoto Beach Club Owner LLC

NIC 13 Dogwood Estates Owner LLC

NIC 13 Durham Regent Owner LP

NIC 12 El Dorado Owner LLC

NIC 12 Essex House Owner LLC

NIC 12 Fleming Point Owner LLC

NIC 13 Fountains at Hidden Lakes Owner LLC

NIC 12 Grasslands Estates Owner LLC

NIC 12 Greeley Place Owner LLC

NIC 12 Grizzly Peak Owner LLC

NIC 13 Hidden Lakes Owner LLC

NIC 13 Illahee Hills Owner LLC

NIC 12 Jackson Oaks Owner LLC

NIC 13 Jordan Oaks Owner LP

NIC 13 Lodge at Cold Spring Owner LLC

NIC 13 Madison Estates Owner LLC

NIC 13 Manor at Oakridge Owner LLC

NIC 12 Maple Downs Owner LLC

NIC 13 Oakwood Hills Owner LLC

NIC 13 Orchid Terrace Owner LLC

NIC 13 Palmer Hills Owner LLC

NIC 12 Parkwood Estates Owner LLC

NIC 13 Pinewood Hills Owner LLC

NIC 12 Pioneer Valley Lodge Owner LLC

NIC 13 Pueblo Regent Owner LLC

NIC 12 Regency Residence Owner LLC

NIC 13 The Regent Owner LLC

NIC 13 Rock Creek Owner LLC

NIC 13 Sheldon Oaks Owner LLC

SCH. I-A -1

NIC 12 Simi Hills Owner LLC

NIC 13 Sky Peaks Owner LLC

NIC 12 Stoneybrook Lodge Owner LLC

NIC 12 Summerfield Estates Owner LLC

NIC 13 Thornton Place Owner LLC

NIC 13 Uffelman Estates Owner LLC

NIC 12 Ventura Place Owner LLC

NIC 13 Village Gate Owner LLC

NIC 13 Vista De La Montana Owner LLC

NIC 13 Walnut Woods Owner LLC

NIC 13 The Westmont Owner LLC

NIC 13 Whiterock Court Owner LLC

SCH. I-A -2

SCHEDULE I-B

(OPCO MANAGERS)

NIC 12 Arlington Plaza Management LLC

NIC 13 The Bentley Management LLC

NIC 12 Blair House Management LLC

NIC 12 Blue Water Lodge Management LLC

NIC 12 Briarcrest Estates Management LLC

NIC 12 Chateau Ridgeland Management LLC

NIC 12 Cherry Laurel Management LLC

NIC 12 Colonial Harbor Management LLC

NIC 12 Country Squire Management LLC

NIC 12 Courtyard at Lakewood Management LLC

NIC 12 Desoto Beach Club Management LLC

NIC 13 Dogwood Estates Management LLC

NIC 13 Durham Regent Management LLC

NIC 12 El Dorado Management LLC

NIC 12 Essex House Management LLC

NIC 12 Fleming Point Management LLC

NIC 13 Fountains at Hidden Lakes Management LLC

NIC 12 Grasslands Estates Management LLC

NIC 12 Greeley Place Management LLC

NIC 12 Grizzly Peak Management LLC

NIC 13 Hidden Lakes Management LLC

NIC 13 Illahee Hills Management LLC

NIC 12 Jackson Oaks Management LLC

NIC 13 Jordan Oaks Management LLC

NIC 13 Lodge at Cold Spring Management LLC

NIC 13 Madison Estates Management LLC

NIC 13 Manor at Oakridge Management LLC

NIC 12 Maple Downs Management LLC

NIC 13 Oakwood Hills Management LLC

NIC 13 Orchid Terrace Management LLC

NIC 13 Palmer Hills Management LLC

NIC 12 Parkwood Estates Management LLC

NIC 13 Pinewood Hills Management LLC

NIC 12 Pioneer Valley Lodge Management LLC

NIC 13 Pueblo Regent Management LLC

NIC 12 Regency Residence Management LLC

NIC 13 The Regent Management LLC

NIC 13 Rock Creek Management LLC

NIC 13 Sheldon Oaks Management LLC

NIC 12 Simi Hills Management LLC

NIC 13 Sky Peaks Management LLC

NIC 12 Stoneybrook Lodge Management LLC

NIC 12 Summerfield Estates Management LLC

SCH. I-B -1

NIC 13 Thornton Place Management LLC

NIC 13 Uffelman Estates Management LLC

NIC 12 Ventura Place Management LLC

NIC 13 Village Gate Management LLC

NIC 13 Vista De La Montana Management LLC

NIC 13 Walnut Woods Management LLC

NIC 13 The Westmont Management LLC

NIC 13 Whiterock Court Management LLC

SCH. I-B -2

SCHEDULE II-A

(RENT ROLL)

SCH. II -1

SCHEDULE II-B

MAJOR CONTRACTS

NONE

SCH. II -1

SCHEDULE III

(REQUIRED REPAIRS)

(Attached hereto)

SCH. III-1

Required Repairs Schedule
General Property Information			Repairs Information
#	Property	Location	Required Repair Description	Repair Cost Estimate	Repair Reserve (115% of cost)
1	Thornton Place	Topeka, KS	Concrete paving: Repair at service drive (see section 3.1.6)*	$2,850	$3,278
			Water softening equipment: Return water softening equipment to service (see section 3.3.1)	$3,500	$4,025
			Carbon Monoxide Detectors: Install CO detectors in resident units with gas appliances (see section 3.3.6)	$350	$403
2	Grasslands Estates	Wichita, KS	Exterior walls/roof (structural): Framing, expansion joint and drywall repairs per the follow-up study (see section 3.2.3 & appended Greenberg Farrow report in the PCA)	$22,000	$25,300
			Building power/wiring: Repair damaged outlets due to recent storm (see section 3.3.5)	$3,000	$3,450
3	Summerfield Estates	Shreveport, LA	Concrete paving: Replace; located in the circular drive at the main entrance of building (see section 3.1.6)*	$1,400	$1,610
			Common area floor: Framing and Finish Repairs (see section 3.2.3 and appended Greenberg Farrow report in the PCA)	$11,000	$12,650
			Water heater exhaust vent: Repair (see section 3.3.1)	$1,500	$1,725
			Fire suppression: Repair deficiencies (see section 3.3.6)	$2,500	$2,875
4	The El Dorado	Richardson, TX	Foundation (structural): Repairs along eastern portion of the Property (see section 3.2.2 and the Structural Report included in the appendix of the PCA)	$5,000	$5,750
			Exterior Slab Repair: Pressure grout to stabilize and address trip hazard (see the Structural Report included in the appendix of the PCA)	$2,000	$2,300
5	The Courtyard At Lakewood	Lakewood, CO	Garages: Structural deck (ceiling of parking garage/floor of courtyard) requires sealing to eliminate water infiltration into parking structure (see section 3.2.1)*	$68,262	$78,501
			Windows and frames: Replace units with failed seals (see section 3.2.7)	$21,900	$25,185
			Fire suppression: Investigation to confirm that installed Omega heads were recalled (see section 3.3.6)	$1,500	$1,725
			Buzzer/intercom (security): Door/entry intercom system repair (see section 3.3.8)	$5,000	$5,750

SCH. III -2

Required Repairs Schedule (cont.)
General Property Information			Repairs Information
#	Property	Location	Required Repair Description	Repair Cost Estimate	Repair Reserve (115% of cost)
			ADA site ramp: Replacement (see section 3.1.6)	$2,000	$2,300
			Timber retaining wall: Install guard railing (see section 3.1.8)	$3,000	$3,450
			Parapet wall capping: Repair parapet wall capping (holes and open seams) (see section 3.2.5)	$5,000	$5,750
6	Parkwood Estates	Fort Collins, CO	Kitchen outlets—Standard: Add GFCI outlets (see section 3.3.5)	$5,600	$6,440
			Fire suppression: Inspect for recalled Central sprinkler heads (see section 3.3.6)	$1,500	$1,725
7	Greeley Place	Greeley, CO	Unit outlets—GFCI protection: Install GFCI (see section 3.3.5)	$5,500	$6,325
			Asphaltic concrete: Repair pothole at HCA parking in north parking lot; overlay and seal coat a portion of the parking lot (see section 3.1.6)*	$6,800	$7,820
			Concrete paving: Repair entrance apron to north parking lot (see section 3.1.6)*	$1,200	$1,380
8	Pueblo Regent	Pueblo, CO	Electrical: Add GFCI outlets in wet locations Install GFCIs as needed in approx. 1/3 of units (2 outlets per unit) (see section 3.3.5)	$3,300	$3,795
			Buzzer/intercom (security): Door entry intercom system is out of service (see section 3.3.8)	$5,000	$5,750
9	Village Gate	Farmington, CT	Asphaltic concrete - rear of the property: Overlay (see section 3.1.6)*	$10,350	$11,903
			Pedestrian paving/hardscape: Replace - trip hazards (see section 3.1.6)*	$3,000	$3,450
10	Lodge At Cold Spring	Rocky Hill, CT	Emergency lighting/generator: replace (see section 3.3.5)	$37,500	$43,125
			Roof covering: Repair leak (see section 3.2.5)	$2,000	$2,300
			Rooftop Packaged Units: Replace down unit and older unit (see section 3.3.3)	$15,000	$17,250
11	Cherry Laurel	Tallahassee, FL	Unit ceiling finish: Moisture condition Unit 301 (see section 3.4.3)	$250	$288
12	Regency Residence	Port Richey, FL	Pedestrian paving/hardscape: repair (see section 3.1.6)*	$1,000	$1,150
			Common domestic water storage tank: replace (see section 3.3.1)	$1,500	$1,725
13	Palmer Hills	Bettendorf, IA	Foundation: waterproofing (see section 3.2.2)	$2,000	$2,300
			GFCI Outlet: Install (see section 3.3.5)	$125	$144
14	Blue Water Lodge	Fort Gratiot, MI	Fire suppression: Inspect and replace recalled heads Central (LF) (see section 3.3.6)	$1,500	$1,725
			Carbon Monoxide Detectors: Install in cottages (see section 3.3.6)	$200	$230

SCH. III -3

Required Repairs Schedule (cont.)
General Property Information			Repairs Information
#	Property	Location	Required Repair Description	Repair Cost Estimate	Repair Reserve (115% of cost)
15	Country Squire	St. Joseph, MO	Concrete paving: Epoxy crack sealing throughout the property (see section 3.1.6)*	$2,500	$2,875
			Pedestrian paving/hardscape: Replace trip hazards (see section 3.1.6)*	$2,250	$2,588
			Carbon Monoxide Detectors: Install in mechanical room, kitchen and adjacent to gas fire place in dining room (see section 3.3.6)	$225	$259
16	Chateau Ridgeland	Ridgeland, MS	Asphaltic concrete: Overlay (see section 3.1.6)*	$12,000	$13,800
			Exterior walls/roof (structural): Repoint (see section 3.2.4)	$3,500	$4,025
			Roof coverings: Replace flat roof (see section 3.2.5)	$6,175	$7,101
17	Jordan Oaks	Cary, NC	Concrete paving: Replace - near dumpster enclosure (see section 3.1.6)*	$1,500	$1,725
			Roof covering: Repair potential roof leak (see section 3.2.5)	$2,500	$2,875
18	Durham Regent	Durham, NC	Concrete paving: Seal lineal cracks - near main entrance and sidewalk (see section 3.1.6)*	$500	$575
			Pedestrian paving/hardscape: Seal lineal cracks (see section 3.1.6)*	$500	$575
			Trash enclosures: Repair (see section 3.1.8)	$1,500	$1,725
			Retaining Walls: Repair (see section 3.1.8)	$1,500	$1,725
			HVAC - PTAC unit enclosure: Replace (see section 3.3.3)	$1,800	$2,070
			Fire sprinkler contractor: Survey for potentially recalled heads (see section 3.3.6)	$1,500	$1,725
			Elevators: Modernize (see section 3.3.7)	$50,000	$57,500
19	Maple Downs	Fayetteville, NY	Pond: Install barrier/fencing to discourage access at pond (see section 3.1.3)	$3,500	$4,025
			Site fences: Repair (see section 3.1.8)	$1,650	$1,898
			Retaining Walls: Repair (see section 3.1.8)	$1,500	$1,725
			Trash enclosures: Replace Gates (see section 3.1.8)	$1,000	$1,150
			Roof covering - flat - detached house: Repair (see section 4.1)	$1,000	$1,150
20	Fleming Point	Greece, NY	Asphaltic concrete: Overlay (see section 3.1.6)*	$3,780	$4,347
			Pedestrian paving/hardscape: Repair (see section 3.1.6)*	$1,000	$1,150
			Retaining Walls: Replace (see section 3.1.8)	$15,750	$18,113
21	The Fountains At Hidden Lakes	Salem, OR	CO Detectors: Add CO detectors in apartments (see section 3.3.6)	$5,700	$6,555

SCH. III -4

Required Repairs Schedule (cont.)
General Property Information			Repairs Information
#	Property	Location	Required Repair Description	Repair Cost Estimate	Repair Reserve (115% of cost)
22	Hidden Lakes	Salem, OR	Foundation (waterproofing): Allowance to evaluate and repair water infiltration in crawl spaces of cottages (see section 3.2.2)	$20,000	$23,000
			Roof drainage (gutters, drains, etc.): Repair gutters and install french drains at downspouts (see section 3.2.5)	$5,000	$5,750
			Smoke and fire detection: Repair deficiencies identified by fire inspection (see section 3.3.6)	$3,000	$3,450
23	The Regent	Corvallis, OR	Sprinkler head inspection: Inspect for recalled heads (see section 3.3.6)	$1,500	$1,725
24	Sheldon Oaks	Eugene, OR	EIFS repair: Repair damaged EIFS (see section: 3.2.1)	$5,000	$5,750
			Fire suppression: Inspect for recalled heads (see section 3.3.6)	$1,500	$1,725
25	Essex House	Lemoyne, PA	Fire suppression: Allowance to address fire sprinkler inspection deficiencies and re-inspect (see section 3.3.6)	$5,000	$5,750
26	Walnut Woods	Boyertown, PA	Fire suppression: fire sprinkler inspection deficiencies and re-inspect (see section 3.3.6)	$5,000	$5,750
27	Uffelman Estates	Clarksville, TN	Pedestrian paving/hardscape: Repair trip hazards (see section 3.1.6)*	$1,500	$1,725
28	The Bentley	Dallas, TX	Site fences: Repair settled brick site walls and cracks in brick (see section 3.1.8)	$2,000	$2,300
29	Arlington Plaza	Arlington, TX	Building power/wiring: Install GFCI - GFCI outlets were observed at all bathrooms. However, no GFCI outlets are provided in resident unit kitchen area (see section 3.3.5)	$4,900	$5,635
30	Madison Estates	San Antonio, TX	Other paving: Replace/reset at least three small brick paver areas at main entrance (see section 3.1.6)*	$500	$575
			Building power/wiring: Provide GFCI outlets in resident unit kitchens (see section 3.3.5)	$8,050	$9,258
			Fire suppression: Replace the painted fire sprinkler heads and reinspect (see section 3.3.6)	$1,000	$1,150
31	Ventura Place	Lubbock, TX	Asphaltic concrete: Repair potholes – northeast corner of parking lot (see section 3.1.6)*	$3,000	$3,450
			Fire Alarm System Replacement (see section 3.3.6)	$95,000	$109,250

SCH. III -5

Required Repairs Schedule (cont.)
General Property Information			Repairs Information
#	Property	Location	Required Repair Description	Repair Cost Estimate	Repair Reserve (115% of cost)
32	Pioneer Valley Lodge	North Logan, UT	Asphalt Full Depth Repair: scattered – see pictures at the end of report (see section 3.1.6)*	$3,000	$3,450
			Asphalt Crack Repairs: scattered (see section 3.1.6)*	$2,500	$2,875
			Roof drainage (gutters, drains, etc.): Southeast corner of the porte cochere: replace damaged areas (see section 3.2.5)	$225	$259
			Seismic Straps: Install seismic straps on the 100 gallon natural gas water heaters (see page 64 for picture)	$240	$276
33	Colonial Harbor	Yorktown, VA	Domestic water heaters: One replacement ongoing (see section 3.3.1)	$1,275	$1,466
			Water damaged interior finishes: Water damaged drywall and vinyl flooring being replaced (see page 56 for pictures)	$4,500	$5,175

Total				$561,607	$645,848

*	Required to be completed by 3/31/2019. All other items are required to be completed by 12/31/2018.

SCH. III -6

SCHEDULE IV

(ORGANIZATIONAL CHART OF BORROWER)

SCH. IV-1

SCHEDULE V

(RELEASE AMOUNTS)

Mortgage Allocated Loan Amounts
General Property Information
#	Property Name	City	State	Mortgage ALA
1	Parkwood Estates	Fort Collins	Colorado	$10,747,000
2	Madison Estates	San Antonio	Texas	$7,785,000
3	Ventura Place	Lubbock	Texas	$11,850,000
4	The Westmont	Santa Clara	California	$21,621,000
5	Sky Peaks	Reno	Nevada	$15,885,000
6	Blair House	Normal	Illinois	$10,873,000
7	Jackson Oaks	Paducah	Kentucky	$7,564,000
8	Blue Water Lodge	Fort Gratiot	Michigan	$13,300,000
9	Oakwood Hills	Eau Claire	Wisconsin	$11,252,000
10	Essex House	Lemoyne	Pennsylvania	$13,741,000
11	The Manor at Oakridge	Harrisburg	Pennsylvania	$12,733,000
12	Walnut Woods	Boyertown	Pennsylvania	$13,111,000
13	Grizzly Peak	Missoula	Montana	$14,561,000
14	The Fountains at Hidden Lakes	Salem	Oregon	$8,194,000
15	Hidden Lakes	Salem	Oregon	$15,191,000
16	The Regent	Corvallis	Oregon	$10,211,000
17	Rock Creek	Hillsboro	Oregon	$14,750,000
18	Sheldon Oaks	Eugene	Oregon	$12,355,000
19	Stonybrook Lodge	Corvallis	Oregon	$22,755,000
20	Colonial Harbor	Yorktown	Virginia	$14,120,000
21	Durham Regent	Durham	North Carolina	$13,804,000
22	Jordan Oaks	Cary	North Carolina	$17,145,000
23	Vista de la Montana	Surprise	Arizona	$10,590,000
24	Simi Hills	Simi Valley	California	$22,251,000
25	Lodge at Cold Spring	Rocky Hill	Connecticut	$12,544,000
26	Village Gate	Farmington	Connecticut	$19,919,000
27	Fleming Point	Greece	New York	$16,704,000
28	Maple Downs	Fayetteville	New York	$17,776,000
29	Cherry Laurel	Tallahassee	Florida	$10,843,000
30	Desoto Beach Club	Sarasota	Florida	$15,065,000
31	Regency Residence	Port Richey	Florida	$12,670,000
32	Summerfield Estates	Shreveport	Louisiana	$1,097,000
33	Chateau Ridgeland	Ridgeland	Mississippi	$6,297,000
34	Uffelman Estates	Clarksville	Tennessee	$8,068,000
35	Arlington Plaza	Arlington	Texas	$6,398,000
36	The Bentley	Dallas	Texas	$11,724,000
37	Whiterock Court	Dallas	Texas	$10,873,000
38	Dogwood Estates	Denton	Texas	$15,506,000
39	The El Dorado	Richardson	Texas	$6,177,000
40	Pinewood Hills	Flower Mound	Texas	$12,607,000

SCH. V-1

Mortgage Allocated Loan Amounts (cont.)
General Property Information
#	Property Name	City	State	Mortgage ALA
41	The Courtyard at Lakewood	Lakewood	Colorado	$11,661,000
42	Greeley Place	Greeley	Colorado	$7,564,000
43	Pueblo Regent	Pueblo	Colorado	$7,753,000
44	Illahee Hills	Urbandale	Iowa	$9,644,000
45	Palmer Hills	Bettendorf	Iowa	$9,140,000
46	Grasslands Estates	Wichita	Kansas	$11,315,000
47	Thornton Place	Topeka	Kansas	$10,022,000
48	Briarcrest Estates	Ballwin	Missouri	$9,707,000
49	Country Squire	St. Joseph	Missouri	$10,716,000
50	Orchid Terrace	St. Louis	Missouri	$19,667,000
51	Pioneer Valley Lodge	North Logan	Utah	$7,154,000
Total				$625,000,000

SCH. V-2

SCHEDULE VI

Environmental Repairs Requirements
General Property Information
#	Property Name	City	State	Requirements
1	Vista De La Montana	Surprise	AZ	Complete remediation, if any, of all units with elevated radon levels as set forth in the radon testing reports to be delivered following closing.
2	Parkwood Estates	Fort Collins	CO	Complete remediation, if any, of all units with elevated radon levels as set forth in the radon testing reports to be delivered following closing.
3	The Fountains At Hidden Lakes	Salem	OR	Complete remediation, if any, of all units with elevated radon levels as set forth in the radon testing reports to be delivered following closing.
4	Walnut Woods	Boyertown	PA	Complete remediation, if any, of all units with elevated radon levels as set forth in the radon testing reports to be delivered following closing.

SCH. V-1